Exhibit 10.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of November 9, 2015 (the “Effective Date”), by and among Forsythe Family Farms, Inc., Gerald R. Forsythe, Forsythe-Fournier Farms, LLC (to become Marsha Forsythe Farms, LLC), Forsythe-Fawcett Farms, LLC, Forsythe-Bernadette Farms, LLC, Forsythe Land Company, Forsythe Family Farms, L.P., Forsythe Family Farms II, L.P., and Forsythe-Breslow Farms, LLC (collectively, the “Contributor”), and FPI Illinois I LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership, and FPI Illinois II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership (collectively with FPI Illinois I LLC, the “Recipient”) and Farmland Partners Inc., a Maryland corporation (the “REIT”), Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”, and together with the REIT and the Recipient, the “Recipient Parties”).

W I T N E S S E T H:

WHEREAS, the Contributor has, subject to the terms and conditions enumerated herein, agreed to sell, contribute and transfer, and the Recipient has agreed to, directly or indirectly, acquire and purchase, all of the rights, title and interest in (a) approximately 22,332 acres (plus or minus 100 acres), in Edgar, Clark, Coles, Crawford, Douglas, Vermilion and Cumberland counties, all of which are in Illinois, and as are more particularly described in Exhibit A attached hereto (the “Real Estate”), and (b) all Additional Interests with respect to such Real Estate, and

WHEREAS, the parties intend to treat the receipt of OP Units and Preferred Units hereunder as, to the extent possible, a nontaxable contribution to a “partnership” in exchange for a proportionate amount of the Property for federal income tax purposes pursuant to Section 721 of the Code, and Contributor and Recipient shall report the transaction in a manner consistent with this intention unless otherwise required by applicable law.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.                                      CONTRIBUTION AND EXCHANGE.  Subject to the terms and conditions set forth herein and in exchange for the Consideration to Contributor (as described in Section 2 below), the Contributor hereby covenants and agrees to sell, transfer, convey, assign and deliver to Recipient (or such other entity as the Recipient Parties may designate, so long as such entity is owned, directly or indirectly, by one or more of the Recipient Parties and, it being acknowledged and agreed, that the Recipient shall not be released from any of Recipient’s agreements or undertakings set forth herein) at the Closing, and Recipient covenants and agrees to exchange and accept at the Closing, all right, title and interest in, to and under: (a) the Real Estate, (b) all improvements to the Real Estate, including, without limitation, all buildings, pivots, electric irrigation motors, pumps, gearheads, submersible pumps, generators, underground pipes and other related irrigation equipment, crops, all water rights, all available mineral rights (i.e., all mineral rights that the Contributor acquired when the Contributor originally acquired the Real Estate), all timber rights, all development rights, all conservation easements, all appurtenances and hereditaments, and (c) all right, title and interest to easements, rights-of-way, adjacent streets, alleys, roads, privileges and benefits in any way benefiting and/or appertaining to the Real Estate, in each case, now located thereon or attached thereto (clauses (b) and (c), the “Additional Interests” and, together with the Real Estate, the “Property”), in each case, free and clear of any mortgage, encumbrance, lien, other charge or security interest of any kind or nature whatsoever (collectively, “Liens”).

2.                                      PRICE AND CONSIDERATION.  Effective as of the Closing, the Recipient Parties shall, in exchange for the Property, cause consideration with a value equal to US$197,000,000 (the “Consideration to Contributor”) to be paid to the Contributor.  The Consideration to Contributor shall consist of the following:

(a)         US$50,000,000 payable in cash at Closing by wire transfer to accounts designated by the Contributor at least two (2) business days prior to the Closing;

(b)         An aggregate of 2,608,695 Class A common units of limited partnership interest in the Operating Partnership (“OP Units”) and shares (as adjusted in accordance with this Section 2(b), the “Shares”) of common stock, par value $0.01 per share, of the REIT (“Common Stock”), which OP Units and Shares have a value of US$11.50 per OP Unit or Share, to be issued to the Contributor at Closing; provided that (i) subject to compliance with the requirements in clauses (ii), (iii) and (iv) of this Section 2(b) and Section 17 hereof, the Contributor shall be entitled to elect (by notice to the Recipient at least five business days prior to Closing) the actual number of Shares and actual number of OP Units to be issued to the Contributor at Closing (which number of Shares and number of OP Units shall collectively aggregate to 2,608,695), (ii) any Shares to be issued to the Contributor will be subject to the terms, conditions and restrictions set forth in this Agreement and in the Articles of Amendment and Restatement of the REIT (as amended from time to time, the “REIT Charter”), (iii) in no event shall the Shares of Common Stock to be issued to the Contributor at Closing (x) result in the Contributor, the direct or indirect owners of the Contributor or any other person owning (actually or constructively) more than 9.8% of the Common Stock (by value or number of shares) after giving effect to the issuance of the Shares hereunder, as determined in accordance with the REIT Charter, or (y) otherwise result in a violation of the provisions of the REIT Charter, and (iv) any OP Units to be issued to the Contributor will be subject to the terms, conditions and restrictions set forth in the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 16, 2014 (as amended from time to time, including pursuant to the OP Agreement Amendment, the “Partnership Agreement”); and

(c)          117,000 Series A Preferred Partnership Units in the Operating Partnership (“Preferred Units”), which Preferred Units have a Liquidation Preference (as defined in the OP Agreement Amendment) of US$1,000 per Preferred Unit and provide a three percent (3%) per annum distribution payable in cash, to be issued to the Contributor at Closing; provided that the Contributor acknowledges and agrees that any Preferred Units to be issued to the Contributor will be subject to terms, conditions and restrictions set forth in the Partnership Agreement.

In the event the number of Shares elected by the Contributor to be issued pursuant to Section 2(b) must be reduced as a result of the limitations set forth in clauses (ii) and (iii) of Section 2(b) or elsewhere in this Agreement, the number of OP Units to be issued pursuant to Section 2(b) correspondingly shall be increased, subject to any applicable limitations contained in this Agreement. The parties acknowledge and agree that the issuance of the OP Units and the Preferred Units to the Contributor shall be evidenced by a revised partner registry in accordance with the Partnership Agreement, as amended by the amendment to the Partnership Agreement (the “OP Agreement Amendment”), in the form attached hereto as Exhibit G. The parties acknowledge and agree that the OP Agreement Amendment will become effective as of the Closing.  Each party hereto shall take such additional actions and execute such additional documentation as may be required by the Partnership Agreement, or as may reasonably be requested by the other parties, in order to effect the transactions contemplated by this Agreement (collectively, the “Transactions”).

Notwithstanding the foregoing, if, during the Inspection Period, the total acres comprising the Real Estate are determined to be less than 22,232 or more than 22,432, then the parties agree to negotiate in good faith and mutually agree upon such amendments to this Agreement (including with respect to the Consideration to Contributor payable with respect to the Real Estate) to reflect such determination.

3.                                      TITLE TO PROPERTY.  Contributor shall convey good, marketable, record and insurable fee simple title to the Property to Recipient free and clear of all Liens, subject only to Permitted Title Exceptions (as defined below).  Following the Effective Date, the Contributor shall use its best efforts, at the Contributor’s sole cost and expense, to furnish to Recipient a commitment to issue an ALTA title insurance policy in the amount of the Consideration to Contributor prepared by Chicago Title Insurance Company or other reputable title company agreed upon by the parties (the “Title Company”).  Permissible exceptions to title shall include only those that are acceptable to Recipient.  Recipient shall give written notice of all title exceptions to the Contributor within ten (10) days from Recipient’s receipt of the title commitment (the “Title Objections”). In the event that any title exceptions are not acceptable to Recipient, Contributor shall have until the time set for the Closing to remove the Title Objections from the title commitment.  If Contributor is unable to cure any such Title Objection(s) relating to 5% or greater of the total acres comprising the Real Estate (which number of total acres shall be agreed by the parties during the Inspection Period), then Recipient shall have the option to terminate this Agreement by delivering written notice to the Contributor by the time set for the Closing, and the Recipient shall reimburse the Contributor for its reasonable and documented out of pocket expenses incurred from the Effective Date until the date of termination (except that such reimbursement amount of out of pocket expenses shall not exceed $500,000), in which case, no party shall have any further liability under this Agreement; provided that, in the event that less than 5% of the total acres comprising the Real Estate (which number of total acres shall be agreed by the parties during the Inspection Period) shall have an uncured Title Objection, the parties shall negotiate in good faith to exclude the applicable portion of the Real Estate with the uncured Title Objection and mutually agree upon such amendments to this Agreement (including with respect to the Consideration to Contributor payable with respect to the Real Estate) to reflect such exclusion of the portion of the Real Estate with the uncured Title Objection.  If Recipient determines to close the Transactions without removal of all Title

Objections from the title commitment prior to the Closing, then such unremoved Title Objections, collectively with any additional exceptions listed on Schedule B-2 of the title commitment and/or any other exceptions to the coverage described on the Title Commitment shall be deemed to be have been accepted by Recipient (collectively, such unremoved Title Objections and additional exceptions are hereafter referred to as the “Permitted Title Exceptions”); provided, however, that the Contributor shall (i) remove monetary Liens relating to borrowed funds or other Liens securing indebtedness of an ascertainable amount, (ii) remove all mechanic’s or materialmen’s Liens, if any, (iii) remove all judgements encumbering the Property, and (iv) pay all Liens relating to outstanding real estate taxes (and all such matters described in clauses (i) through (iv) shall not be Permitted Title Exceptions).

4.                                      INSPECTION PERIOD TERMINATION.  Recipient shall have the right to inspect the Property in all respects and perform its general due diligence responsibilities for a period of thirty (30) days immediately following the Effective Date (the “Inspection Period”). From the Effective Date until the date of Closing, Contributor agrees to cooperate reasonably with any such investigations, inspections or studies made by or at Recipient’s direction and to provide the Recipient and its officers, directors, employees, counsel, accountants, lenders, contractors, advisors, consultants and representatives with reasonable access, during normal business hours, upon reasonable prior notice to the Contributor, to the Properties.  If the inspection and examination of the Property and related due diligence performed by Recipient, including, but not limited to, with respect to such performance and review of title work, environmental issues, and other contractual arrangements related to the Property, is not satisfactory to Recipient, in Recipient’s sole and absolute discretion, then Recipient may, in its sole and absolute discretion, terminate this Agreement immediately upon written notice to the Contributor within the Inspection Period, and, in the event of such termination, the Recipient shall reimburse the Contributor for its reasonable and documented out-of-pocket expenses incurred from the Effective Date until the date of termination (except that such reimbursement amount of out-of-pocket expenses shall not exceed $500,000).  If Recipient fails to notify Contributor of its election to terminate this Agreement on or before the expiration of the Inspection Period, Recipient shall be deemed conclusively to have waived its right to terminate this Agreement pursuant to this Section 4. Recipient agrees to defend, indemnify and hold harmless Contributor from any damage (including crop damage) or injury to persons or property that arise from Recipient’s inspections, and Recipient agrees to repair and/or reimburse, at its sole cost and expense, any damage (including crop damage) to the Property caused by any inspection under this Section 4.

5.                                      RECIPIENT PARTIES GUARANTEE. The Recipient Parties each unconditionally and irrevocably guarantee any and all obligations of Recipient under this Agreement.

6.                                      CONDITIONS PRECEDENT TO RECIPIENT’S OBLIGATION TO CLOSE THE TRANSACTIONS. Recipient’s obligation to purchase or exchange the Property and consummate the other Transactions shall be subject to, and contingent upon, the satisfaction of the following conditions precedent at or prior to the Closing (and which conditions Recipient may waive by written notice to Contributor, in its sole and absolute discretion):

(a)         No Adverse Conditions.  There shall not have occurred, between the Effective Date and the Closing, any material adverse change in the condition of, or affecting, either the Property or the Contributor.

(b)         No Legal Constraints.  No law shall have been enacted, entered, promulgated or enforced, and no order shall have been issued, by any court of competent jurisdiction or other Governmental Entity that prohibits the consummation of the Transactions, and no governmental, judicial, administrative or adversarial proceeding (public or private), any action, claim, lawsuit, legal proceeding, whistleblower complaint, charge, accusation, petition, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), probe or inquiry by any Governmental Entity or any other dispute, including any adversarial proceeding (each, a “Proceeding”) seeking such an order, shall be pending or threatened.

(c)          Representations and Warranties.  The Contributor’s representations and warranties contained herein shall continue to be true and correct in all respects at and as of the date of Closing as if made on the date of Closing, except that any representation and warranty that refers specifically and solely to another date must only have been true and correct as of such date.

(d)         Covenants.  The Contributor shall have performed and complied in all material respects with all of its covenants and obligations in this Agreement required to be performed or complied with by it at or prior to the Closing, except that the Contributor must have performed and complied fully with any obligation that is qualified by concepts of materiality.

(e)          Government Documents. Contributor shall have used commercially reasonable efforts, including executing all relevant releases, to cause any applicable Governmental Entities to release to the Recipient all governmental or regulatory documents relating to the Property that the Recipient has reasonably requested, including, without limitation the following documentation relating to the Property: (i) Farm Service Agency maps and Abbreviated 156 Farm Records, (ii) well permits, (iii) real property tax invoices; and (iv) any surveys of the Real Estate.

(f)           Title Policy.  The title company shall be irrevocably committed to issue to Recipient a title policy with respect to the Real Estate in the form approved by Recipient.

(g)          Inspection Period.  The Inspection Period shall have expired.

(h)         Possession. Possession will be granted to Recipient at Closing and all access to the Property (including keys, codes, garage door openers, etc.) shall be delivered to Recipient by the Contributor at the Closing.

(i)             Intentionally left blank.

(j)            Other Closing Deliverables.  The Contributor shall have executed and delivered to the Recipient each of the following closing deliverables:

(i)                   Warranty deeds covering all of the Real Estate in the form attached hereto as Exhibit H;

(ii)                A Bill of Sale in the form attached hereto as Exhibit E;

(iii)             A certificate of non-foreign status (executed by either the Contributor or, if applicable, the “sole owner” of the Contributor for federal income tax purposes) in substantially the form attached hereto as Exhibit F;

(iv)            A completed Accredited Investor Questionnaire from the Contributor, substantially in the attached hereto as Exhibit D;

(v)               The Security Holder’s Agreement, substantially in the form attached hereto as Exhibit B; and

(vi)            Such other documents as may be reasonably requested under the terms of this Agreement by the Recipient Parties to consummate the Transactions, including title affidavits in connection with the issuance of any title policy to Recipient.

(k)         No Prior Termination.  This Agreement shall not have been previously terminated, including, without limitation, any termination by Recipient pursuant to Section 3 or Section 4.

7.                                      CONDITIONS PRECEDENT TO CONTRIBUTOR’S OBLIGATION TO CLOSE THE TRANSACTIONS. The Contributor’s obligation to exchange the Property and consummate the other Transactions shall be subject to, and contingent upon, the satisfaction of the following conditions precedent at or prior to the Closing (and which conditions the Contributor may waive by written notice, in its sole and absolute discretion):

(a)         No Legal Constraints.  No law shall have been enacted, entered, promulgated or enforced, and no order shall have been issued, by any court of competent jurisdiction or other Governmental Entity that prohibits the consummation of the Transactions, and no Proceeding seeking such an order shall be pending or threatened.

(b)         Representations and Warranties.  The Recipient’s representations and warranties contained herein shall continue to be true and correct in all respects at and as of the date of Closing as if made on the date of Closing, except that any representation and warranty that refers specifically to another date must only have been true and correct as of such date.

(c)          Covenants.  The Recipient shall have performed and complied in all material respects with all of its covenants and obligations in this Agreement required to be performed or complied with by it at or prior to the Closing, except that the Recipient must have performed and complied fully with any obligation that is qualified by concepts of materiality.

(d)         Other Closing Deliverables.  The Recipient shall have executed and delivered, or caused to be executed and delivered, to the Contributor each of the following closing deliverables:

(i)                   A Bill of Sale in the form attached hereto as Exhibit E;

(ii)                The Security Holder’s Agreement, substantially in the form attached hereto as Exhibit B, executed by the REIT; and

(iii)             Such other documents as may be reasonably requested under the terms of this Agreement by the Contributor to consummate the Transactions.

(e)          No Prior Termination.  This Agreement shall not have been previously terminated, including any termination by Recipient pursuant to Section 3 or Section 4.

8.                                      DATE AND PLACE OF CLOSING.  The closing of the Transactions shall take place upon Recipient’s notification to the Contributor that all conditions enumerated in this Agreement have been satisfied or waived by Recipient (the “Closing”).  Subject to the aforesaid notification, the Closing shall take place on or about January 13, 2016 at 11:00 o’clock A.M., Eastern Time, at the offices of the Title Company, or at such other time and place as otherwise mutually agreed to by the Contributor and Recipient, provided, that, in the event that, prior to then-scheduled date of Closing, the Contributor provides written notice to the Recipient requesting an extension to the date of Closing, then the Contributor shall be entitled to extend the date of Closing for up to an additional forty-five (45) days, unless, if additional time is needed, as otherwise mutually agreed by the parties.

9.                                      CLOSING EXPENSES AND PRORATIONS.

(a)         The Contributor shall pay the following costs and expenses, if any: (i) the title search and any title commitment for the owner’s title insurance policy, including any updates thereto, and the cost of the owner’s title insurance policy; (ii) any property survey, including any updates thereto if requested by the Recipient; however in the event Recipient requests a survey, there will be a day-for-day added to the Closing date (or the forty five (45) day extension) for each day it takes to complete a survey; (iii) all real estate transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property (whether imposed by state, county, local municipality or otherwise); (iv) half of any escrow and closing fees charged by the Title Company; (v) the cost of releasing any mortgages or other Liens on the Property, including the recording of the releases of all such mortgages and Liens; and (vi) Contributor’s attorney’s fees and expenses (including preparation of the warranty deed and all other transfer documents).

(b)         Recipient shall pay for (i) all fees for recording the mortgage and the deeds conveying the Property, (ii) the premium for the owner’s extended coverage title policy and the cost of applicable endorsements, (iii) half of any escrow and closing fees charged by the Title Company, and (iv) Recipient’s attorney’s fees and expenses.

(c)          In the event the Closing occurs, all real estate taxes, including special district levies and fees (collectively “Real Estate Taxes”), for calendar year 2015 (payable in arrears in 2016) shall be paid by Contributor and all Real Estate Taxes for calendar year 2016 (payable in arrears in 2017) shall be paid by Recipient.

(d)         All other costs of the Closing shall be paid by the party that incurs the expense.

10.                               REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR.

The Contributor hereby (jointly and severally) represents and warrants to the Recipient Parties as follows:

(a)         Organization; Authority; Qualification.  The Contributor is duly formed, validly existing and in good standing under the laws of its state of formation. The Contributor has full right and lawful authority to enter into this Agreement and perform all of its obligations under this Agreement and each other agreement, document and instrument executed and delivered by or on behalf of the Contributor in connection herewith and to deliver and perform its obligations hereunder and under each other agreement, document and instrument executed and delivered by or on behalf of the Contributor in connection in connection herewith, and to consummate the Transactions applicable to the Contributor.

(b)         Due Authorization and Enforceability.  The execution and delivery of this Agreement and each other agreement and document executed and delivered by or on behalf of the Contributor pursuant to this Agreement (and the performance thereof) (i) constitutes, or when executed and delivered in accordance with this Agreement will constitute, the legal, valid and binding obligation of the Contributor, each enforceable against the Contributor in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles, and (ii) have been duly and validly authorized by all requisite action on the part of the Contributor, and no other proceedings, actions or approvals of the Contributor’s part are necessary to authorize the execution, delivery or performance of this Agreement and such other agreements and documents.

(c)          Non-Contravention.  The execution, delivery and performance by the Contributor of this Agreement and each other agreement, document and instrument executed and delivered by or on behalf of the Contributor in connection therewith do not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by the Contributor with the provisions hereof and thereof will not require consent under, or conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any person or entity the right to exercise any remedy under, any contractual obligation, or result in the creation of any Lien upon the Property under: (A) the organizational documents of the Contributor; (B) any contract, permit, or license to which the Contributor is a party and/or to which the Property is subject or otherwise bound; or (C) any law, authorization or order applicable to the Contributor or the Property.

(d)         Property Matters. To the Contributor’s knowledge, as of the Effective Date, the Contributor owns good, insurable, record and marketable fee simple title to the Property, free and clear of Liens, except with respect to any Permitted Title Exceptions.  As of the Closing, the Contributor shall own good, insurable, record and marketable fee simple title to the Property, free and clear of Liens, except with respect to any Permitted Title Exception. There is no existing or, to the Contributor’s knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any portion of the Property.  Neither the Contributor nor any of its representatives has received any written notice from any Governmental Entity (A) revoking, canceling, denying renewal of, or threatening any such action with respect to, any material licenses, permits or other governmental approvals, or (B) regarding any actual or alleged material violation of or material failure to comply with any law or order applicable to the Property. At Closing, possession of the Property will be delivered to Recipient, free of all contracts and leases, except for Permitted Title Exceptions.  Contributor owns all mineral rights that the Contributor acquired when the Contributor originally acquired the Real Estate and such mineral rights are attached to the applicable Real Estate.

(e)          No Rights to Third Parties.  With the exception of Permitted Title Exceptions, no person or entity (other than Recipient) has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the contribution, assignment or transfer of all or any portion of the Property.

(f)           Environmental. To the knowledge of the Contributor, (i) Contributor is and has been in compliance with all applicable environmental laws with respect to the Property, (ii) there are no pending or threatened actions relating to any environmental law, (iii) there are no events or circumstances that would require clean-up or remediation, and (iv) there are no underground storage tanks situated upon the Property.

(g)          Foreign Person.  With respect to each Contributor that is an entity, such Contributor is, and has been at all times since its formation, treated as a valid “partnership” or disregarded entity, or, in the case of Forsythe Family Farms, Inc. and Forsythe Land Company, Inc., “S corporation”, for U.S. federal income tax purposes.  No Contributor is a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code, and no portion of the Consideration to Contributor is required to be withheld by the Recipient pursuant to Section 1445 of such Code and the regulations promulgated.

(h)         Taxes.  The Contributor (i) has duly and timely filed (or had filed on their behalf) all income, franchise, and other material tax returns related to the Property and required to be filed by it, and (ii) has paid (or had paid on its behalf) all material taxes shown as due on such tax returns and all other material taxes (whether or not shown on such tax returns) that relate to the Property and are required to be paid by it, and such tax returns are true, correct and complete in all material respects.  There are no audits, examinations or other proceedings relating to any taxes of the Contributor related to the Property, except as disclosed by Contributor, or any taxes imposed with respect to the Property by any Governmental Entity in progress.  Contributor has not received any written notice from any Governmental Entity that it intends to conduct such an audit, examination or other proceeding in respect to taxes or make any assessment for taxes, and Contributor does not otherwise have any knowledge that any such audit, examination, or other proceeding is threatened.  Contributor is not a party to any litigation or pending litigation or administrative proceeding regarding taxes related to the Property.  There is currently not any appeal or application to appeal current or past real or personal property tax assessments pending with respect to the Property.

(i)             Securities Law Matters. At the Effective Date and at the Closing, all of the representations of Contributor set forth on Exhibit C shall be true and correct.

(j)            Ownership of REIT Common Stock.  Neither Contributor, nor the direct and indirect owners of Contributor, own (actually or constructively, as determined pursuant to the REIT Charter) any shares of Common Stock.

(k)         No Insolvency.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or to the Contributor’s knowledge, threatened against the Contributor, nor are any such Proceedings contemplated by the Contributor. The Contributor will be solvent immediately following the transfer of the Property to the Recipient.

11.                               REPRESENTATIONS, WARRANTIES OF RECIPIENT.  Recipient hereby warrants and represents to the Contributor as follows:

(a)         Organization; Authority; Qualification.  Each of the Recipient Parties is duly formed, validly existing and in good standing under the laws of its state of formation. Each of the Recipient Parties has full right and lawful authority to enter into this Agreement and perform all of its obligations under this Agreement and each other agreement, document and instrument executed and delivered by or on behalf of such Recipient Party in connection herewith and to deliver and perform its obligations hereunder and under each other agreement, document and instrument executed and delivered by or on behalf of such Recipient Party in connection in connection herewith, and to consummate the Transactions applicable to such Recipient Party.

(b)         Due Authorization and Enforceability.  The execution and delivery of this Agreement and each other agreement and document executed and delivered by or on behalf of the Recipient Parties pursuant to this Agreement (and the performance thereof) (i) constitutes, or when executed and delivered in accordance with this Agreement will constitute, the legal, valid and binding obligation of the applicable Recipient Party, each enforceable against such Recipient Party in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles, and (ii) have been duly and validly authorized by all requisite action on the part of the Recipient Parties, and no other proceedings, actions or approvals of the Recipient Parties’ part (other than the execution of the OP Agreement Amendment) are necessary to authorize the execution, delivery or performance of this Agreement and each other agreement or document, in each case, subject to the receipt of the requisite approval of the board of directors of the REIT and pursuant to Section 19(t) of this Agreement .

(c)          Securities.  The OP Units and the Preferred Units, when issued and delivered in accordance with the terms of this Agreement in exchange for the Property, will be duly and validly issued, and free of any Liens (other than any Liens arising under this Agreement, pursuant to the terms of the REIT Charter or the Partnership Agreement, through action of the Contributor or pursuant to any applicable securities laws). The Shares, when issued and delivered in accordance with the terms of this Agreement in exchange for the Property, will be validly issued, fully paid and non-assessable, and free of any Liens (other than any Liens arising under this Agreement, pursuant to the terms of the REIT Charter, through the action of Contributor or under any applicable securities laws).  Upon the issuance of the OP Units and the Preferred Units at Closing, the Contributor will be admitted as a partner of the Operating Partnership.  As of the Effective Date and as of the date of Closing, the Operating Partnership has not issued any Senior Units or any Parity Units (in each case, as defined in the OP Agreement Amendment).

12.                               COVENANTS.  From and after the Effective Date until the Closing or the earlier termination of this Agreement:

(a)         Contributor shall not (i) convey, transfer, assign or otherwise dispose of (or agree to convey, transfer, assign or otherwise dispose of) all or any portion of the Property or any rights or interests therein, (ii) enter into any lease, license, conveyance, security document, easement or other contract or agreement, or amend any lease or existing agreement granting to a third party any rights with respect to the Property or any part thereof, or any interest therein, or (iii)  mortgage, pledge, encumber or otherwise suffer to be created any Lien against all or any portion of the Property, in each case, without Recipient’s prior written consent.

(b)         Contributor shall (i) not cancel or permit cancellation of any hazard or liability insurance carried with respect to the Property, (ii) remedy all material violations of law relating to the Property which are not caused by the Recipient Parties and of which the Contributor has received notice and provide Recipient evidence of the cure of the same, (iii) operate the Property on a basis consistent with historical operations including, without limitation, undertaking all reasonably required ordinary maintenance and repair of the Property, and (iv) not enter into any transaction, or make any commitment, with respect to the Property, other than in the ordinary course of business.

(c)          Each of the parties hereto shall use its commercially reasonable efforts to take all actions and do all things reasonably necessary, proper or advisable (in each case, subject to the terms and conditions of this Agreement) to consummate the Transactions, including, without limitation, satisfaction (but not waiver) of the conditions to Closing set forth in Section 6.

(d)         The Contributor shall give the Recipient prompt written notice when the Contributor obtains knowledge of (i) the occurrence of any event or circumstance that would be reasonably likely to cause any representation or warranty of the Contributor to be inaccurate or breached, (ii) the breach of any obligation or covenant by the Contributor, (iii) the receipt by the Contributor of a written notice or other communication from any Governmental Entity in connection with the Property, this Agreement or the Transactions, or (iv) the receipt by the Contributor of a written notice of a Proceeding that has been commenced involving the Property.

13.                               DEFAULT AND REMEDIES.  In the event any party hereto shall fail to pay, perform or observe any of the covenants and conditions undertaken by it herein to be paid, performed or observed, then such party shall be deemed to be in default with respect hereto.  In the event of a default by Contributor, Recipient shall have the right, following twenty (20) days prior written notice to Contributor during which period Contributor has failed to cure such default, in addition to other remedies available at law or in equity, to:  (a) require Contributor to perform all of its obligations hereunder including specifically its obligation to convey the Property to Recipient, (b) terminate this Agreement only if Contributor refuses to cure such default within the twenty (20)-day cure period and such default is material, and (c) recover damages, including expenses incurred by Recipient, as a result of the default.  In the event of a default by Recipient, Contributor shall have the right to declare this Agreement terminated and recover all damages and expenses incurred by Contributor.

14.                               Intentionally left blank.

15.                               MINERAL RIGHTS, TIMBER RIGHTS, WATER RIGHTS, DEVELOPMENT RIGHTS, CONSERVATION EASEMENTS AND LEASES. This is a “Fee Simple” offer to include all of the Contributor’s rights, titles and interests in and to the improvements and modifications, additions, restorations, repairs and replacements thereof; and all rights, titles, and interests of the Contributor in and to all appurtenances, easements, rights of way, roads, subsurface and surface mineral rights to include mineral leases, timber, timber rights, water rights, development rights and leases in the Real Estate. For the avoidance of doubt, Contributor shall convey subsurface and surface mineral rights to include mineral leases that the Contributor now owns.

16.                               NOTICES.  All notices, demands, requests, consents, certificates and waivers from either party to the other party shall be in writing and sent by United States registered mail, return receipt requested, postage prepaid, or via e-mail, addressed as follows:

If to the Contributor:

Forsythe Family Farms, Inc.,

Gerald R. Forsythe,

Forsythe-Fournier Farms, LLC,

Forsythe-Fawcett Farms, LLC,

Forsythe-Bernadette Farms, LLC,

Forsythe Land Company,

Forsythe Family Farms, L.P,

Forsythe Family Farms II, L.P., and

Forsythe-Breslow Farms, LLC

Attn: Gerald R. Forsythe

1111 Willis Avenue

Wheeling, Illinois 60090

Facsimile (847) 520-7268

gforsythe@newmidwestgroup.com

If to the Recipient: FPI Illinois I LLC and FPI Illinois II LLC

c/o Farmland Partners Inc.

Attn: Legal Department

4600 S. Syracuse Street, Suite 1450

Denver, Colorado 80237

legal@farmlandpartners.com

or to such other address or email address as the party to receive the notice, demand, request, consent, certificate or waiver may hereafter designate in writing to the other.  All notices, demands, requests, consents, certificates and waivers shall be deemed to be given when sent via email, or on the third business day after being deposited in the United States mail as aforesaid, whichever occurs first.

17.                               REDEMPTION OF OP UNITS.  Notwithstanding anything in the Partnership Agreement to the contrary, unless the Company’s stockholders vote to approve the issuance of shares in excess of the Share Cap (as defined below) in accordance with Section 312 of the New York Stock Exchange listed company manual (“Stockholder Approval”), the maximum number of shares of Common Stock that the Contributor or any of its affiliates shall be entitled to receive upon redemption of OP Units (including any OP Units issued upon the conversion of the Preferred Units in accordance with the terms of the OP Agreement Amendment) shall be 2,394,913, which, together with the Shares to be issued at Closing, shall in no event be greater than 19.99% of the sum of the total outstanding shares of Common Stock and outstanding OP Units as of the Effective Date (the “Share Cap”).  The Contributor and the REIT agree that, in the event the Contributor seeks to redeem a number of OP Units that, together with the Shares issued at Closing, would exceed the Share Cap (such OP Units, the “Excess Units”) prior to the time that the Company has obtained Stockholder Approval, any redemption of the Excess Units by the Operating Partnership or the REIT will only be made for cash; provided, however, that, if the Operating Partnership and the REIT do not have access to cash sufficient to redeem such Excess Units upon Contributor’s request for redemption, the parties agree that the REIT shall have four months from the date the notice of redemption is received by the Operating Partnership to either (i) satisfy the Contributor’s redemption request for cash, or (ii) seek Stockholder Approval.

18.                               WITHHOLDING. Notwithstanding anything to the contrary herein or elsewhere, Recipient may withhold and pay over to a Governmental Entity a portion of any payments or other consideration otherwise to be made to the Contributor, in each case as required by the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable law, and (a) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor, and (b) for the sake of clarity, the Contributor shall have no claim against the Recipient Parties, or any of their affiliates, with respect to any amount so withheld and paid over.  An amount required to be withheld by the REIT or the Operating Partnership may be withheld in kind.  For purposes of this Agreement, “Governmental Entity” means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, or domestic or foreign. In the event of such withholding, Recipient shall give Contributor advance written notice, prior to withholding.

19.                               MISCELLANEOUS.

(a)         No Waiver.  No waiver of any covenant or condition contained in this Agreement or of any breach of any such covenant or condition shall constitute a waiver of any subsequent breach of such covenant or condition by either party, or justify or authorize the nonobservance on any other occasion of the same or any other covenant or condition hereof of either party, nor shall any forbearance by either party to seek a remedy for any breach constitute a waiver with respect to such or any subsequent breach.

(b)         Successors; Assignment.  Except as otherwise provided in this Agreement, the covenants, conditions and agreement contained herein shall bind and insure to the benefit of the Contributor and the Recipient and their respective heirs, personal representatives, successors and assigns.  No assignment of any part of this Agreement or any right or obligation hereunder may be made by any party without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void and no force or effect; provided, however, that Recipient shall be entitled to assign any of its rights or delegate any of its obligations under this Agreement to an affiliate of Recipient (and to allocate the portion of the Real Estate to be acquired by each of FPI Illinois I LLC and FPI Illinois II LLC); provided further that no such assignment or delegation shall relieve Recipient of its obligations hereunder.

(c)          Headings and Captions.  The headings and captions in this Agreement are for convenience only and are not a part of this Agreement and do not in any way define, limit or describe or amplify the terms and provisions or the scope or intent hereof.

(d)         Entire Agreement.  This Agreement (including the exhibits and schedules hereto) and the other agreements to be delivered in connection with the Transactions represent the entire agreement between the parties hereto and supersedes all other prior agreements, understandings, negotiations, oral or written, between the parties concerning the subject matter hereof.  The exhibits and schedules referenced in this Agreement constitute an integral part of this Agreement and are incorporated herein by reference and made a part hereof.

(e)          Press Releases and Public Announcements.  The Contributor agrees that it shall not issue any press release or public announcement or any other disclosure concerning this Agreement or the Transactions without the prior consent of the Recipient Parties.

(h)         Amendment.  This Agreement shall not be amended or modified in any manner except by an instrument in writing executed by each of the parties.

(i)             Governing Law.  This instrument shall be governed by and construed in accordance with the general laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts laws.

(j)            Jurisdiction and Venue.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally submits to the exclusive jurisdiction and venue in the Circuit Court for Chicago, Illinois, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the Northern District of Illinois, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree (i) to consent to the assignment of any proceeding in the Circuit Court for Chicago, Illinois; and (ii) that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 16.

(k)         WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, THE CONTRIBUTOR AND THE RECIPIENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELATED AGREEMENTS

OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN CONNECTION HEREWITH OR THEREWITH. CONTRIBUTOR AND RECIPIENT HEREBY EXPRESSLY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE CONTRIBUTOR AND THE RECIPIENT TO ENTER INTO THIS AGREEMENT.

(l)             No Third Party Beneficiaries.  Except as otherwise expressly stated herein, no provision of this Agreement is intended to or shall confer on any person, other than the parties hereto (and the successors and permitted assignees) any right under this Agreement.

(m)     Intentionally left blank.

(n)         Time of the Essence.  Time shall be of the essence in this Agreement. Any action required hereunder to be taken within a certain number of days shall, unless otherwise provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall be extended to the next business day.

(o)         Counterparts and Copies.  This Agreement may be executed in one or more counterpart signature pages (including via email in PDF format or other electronic counterpart signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(p)         Construction.  The language used in this Agreement shall be deemed to be the language approved by all parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. As used in this Agreement and required by the context, the singular and plural shall be deemed to include all genders; words importing persons shall include partnerships, corporations and other entities. Whenever in this Agreement the word “including” is used, it shall be read as if the phrase “including without limitation” were actually used in the text. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”.

(q)         Severability.  Each party agrees that it will perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.  If any term or provision of this Agreement shall be found to be wholly illegal, invalid or unenforceable in any jurisdiction, the remainder of this Agreement shall be given full effect as if such provision were stricken.  In the event any term or provision of this Agreement shall be held overbroad in any respect, then such term or provision shall be narrowed, modified or limited by a court only to the extent necessary to make such provision or term enforceable while effectuating the intent of the parties herein expressed.

(r)            Specific Performance.  The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that, subject to the terms and conditions of this Section 19(r), the Recipient and Contributor shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. In such a case referenced in the immediately preceding sentence where the Recipient or Contributor is entitled to specific performance, Recipient and Contributor specifically agree that the remedy of specific performance is a reasonable and appropriate remedy for the Recipient and Contributor, and the Recipient and Contributor waive and agree not to assert any claim or defense that specific performance is not an appropriate remedy for Recipient and Contributor.

(s)           Access to Information.  Up to and following the Closing, Contributor shall provide Recipient with reasonable access to such business records specific to the Property and shall perform such reasonable actions pertaining to the Property when requested by Recipient, including but not limited to, any records or actions reasonably requested by Recipient (i) to satisfy its obligations with respect to the Farm Service Agency, (ii) to assist with filings with the United States Securities and Exchange Commission, including any cooperation required by Recipient’s auditors and counsel in relation to and with such filings, and (iii) to fulfill any inquiry or inquiries which Recipient in its reasonable discretion deems necessary hereunder; provided, however, that the Contributor’s obligation to provide records pursuant to this Section 19(s) shall be limited to such records relating to periods up to and including the date of Closing.

(t)            Board Approval. This Agreement and the consummation of the transactions contemplated hereby is subject to the approval of the Board of Directors of the REIT. If such approval is not obtained within three (3) business days following the Effective Date, then this Agreement shall be deemed null and void, except that the Recipient shall reimburse the Contributor for its reasonable and documented out-of-pocket expenses incurred from the Effective Date until the date of termination (except that such reimbursement amount of out-of-pocket expenses shall not exceed $500,000).

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CONTRIBUTOR:			RECIPIENT:

Forsythe Family Farms, Inc.		FPI Illinois I LLC

By:	/s/ Gerald R. Forsythe	By:	/s/Paul A. Pittman
Name:	Gerald R. Forsythe	Name:	Paul A. Pittman
Title:	Managing Member	Title:	President and CEO

Forsythe-Fournier Farms, LLC		FPI Illinois II LLC

By:	/s/ Gerald R. Forsythe	By:	/s/Paul A. Pittman
Name:	Gerald R. Forsythe	Name:	Paul A. Pittman
Title:	Sole Member	Title:	President and CEO

OPERATING PARTNERSHIP:

Forsythe-Fawcett Farms, LLC		Farmland Partners Operating Partnership, LP

By:	/s/ Gerald R. Forsythe	By:	/s/Paul A. Pittman
Name:	Gerald R. Forsythe	Name:	Paul A. Pittman
Title:	Sole Member	Title:	President and CEO

REIT:

Forsythe-Bernadette Farms, LLC		Farmland Partners Inc.

By:	/s/ Gerald R. Forsythe	By:	/s/Paul A. Pittman
Name:	Gerald R. Forsythe	Name:	Paul A. Pittman
Title:	Sole Member	Title:	President and CEO

Forsythe-Breslow Farms, LLC

By:	/s/ Gerald R. Forsythe
Name:	Gerald R. Forsythe
Title:	Sole Member

Gerald R. Forsythe

/s/ Gerald R. Forsythe

Forsythe Land Company

By:	/s/ Gerald R. Forsythe
Name:	Gerald R. Forsythe
Title:

Forsythe Family Farms, L.P.

By:	/s/ Gerald R. Forsythe
Name:	Gerald R. Forsythe
Title:	General Partner

Forsythe Family Farms II, L.P.

By:	/s/ Gerald R. Forsythe
Name:	Gerald R. Forsythe
Title:	General Partner

EXHIBIT A

LEGAL DESCRIPTION OF REAL ESTATE

Forsythe Farm Name	County	Township	Section	PIN	Taxable Acres
Alice Siverly	Edgar	Grandview	4	06-22-04-100-005	97.15
Alice Siverly	Edgar	Grandview	4	06-22-04-200-002	40
Alice Siverly	Edgar	Grandview	3	06-22-03-100-001	42.41
Alice Siverly	Edgar	Grandview	3	06-22-03-100-003	40
Alice Siverly				-	219.56
Ayrshire Meadowlark	Edgar	Brouilletts Creek	30	01-10-30-300-007	15.58
Ayrshire Meadowlark	Edgar	Brouilletts Creek	30	01-10-30-300-005	4.79
Ayrshire Meadowlark	Edgar	Brouilletts Creek	30	01-10-30-300-009	0.14
Ayrshire Meadowlark				-	20.51
B. Tingley East	Clark	York	11	08-08-11-00-100-004	80
B. Tingley West	Clark	Marshall	11	08-08-11-00-300-001	39
B. Tingley				-	119
Baber	Edgar	Kansas	23	08-16-23-200-002	80
Baber	Edgar	Kansas	24	08-16-24-100-004	40
Baber	Edgar	Kansas	24	08-16-24-100-005	80
Baber	Edgar	Kansas	24	08-16-24-200-002	120
Baber	Edgar	Kansas	24	08-16-24-200-003	40
Baber				-	360
Ben Reese	Edgar	Elbridge	15	04-24-15-200-004	80
Ben Reese	Edgar	Elbridge	15	04-24-15-300-001	77
Ben Reese	Edgar	Elbridge	15	04-24-15-400-002	80
Ben Reese				-	237
Bernice Vernon	Edgar	Brouilletts Creek	13	01-09-13-300-002	100
Bernice Vernon	Edgar	Brouilletts Creek	13	01-09-13-400-002	20
Bernice Vernon	Edgar	Brouilletts Creek	24	01-09-24-100-001	118.89
Bernice Vernon				-	238.89
Block	Coles	Ashmore	16	12-16-200-003	40
Block	Coles	Ashmore	16	12-16-200-002	40
Block	Coles	East Oakland	4	12-04-100-003	50.75
Block	Coles	East Oakland	4	12-04-100-004	114
Block	Coles	East Oakland	4	12-04-300-002	40
Block	Edgar	Embarrass	34	05-11-34-400-002	6.67
Block	Edgar	Embarrass	34	05-11-34-300-006	4.5
Block	Edgar	Kansas	3	08-16-03-100-001	30
Block	Edgar	Kansas	10	08-16-10-200-001	40
Block	Edgar	Kansas	10	08-16-10-100-003	77.4
Block	Edgar	Kansas	10	08-16-10-100-002	80

Block	Edgar	Kansas	3	08-16-03-400-006	18.14
Block	Edgar	Kansas	3	08-16-03-300-007	59.36
Block	Edgar	Kansas	3	08-16-03-200-001	33.5
Block				-	634.32
Bower	Vermilion	Elwood	36	32-36-300-005-0021	81.73
Bower				-	81.73
Brimner	Edgar	Grandview	16	06-22-16-400-001	40
Brimner				-	40
Bristow Farm	Edgar	Embarrass	30	05-12-30-400-001	80
Bristow Farm	Edgar	Embarrass	30	05-12-30-300-002	64.92
Bristow Farm	Edgar	Embarrass	36	05-11-36-100-002	40
Bristow Farm	Edgar	Embarrass	36	05-11-36-200-001	78.26
Bristow Farm				-	263.18
Bubeck	Clark	York	3	15-19-03-00-200-003	40
Bubeck				-	40
Buck	Edgar	Edgar	24	03-08-24-200-002	87
Buck				-	87
Bush	Clark	Dolson	29	05-02-29-00-200-003	90
Bush	Clark	Dolson	28	05-02-28-00-300-001	100
Bush	Clark	Dolson	25	05-02-25-00-400-002	60
Bush				-	250
Campbell	Clark	Wabash	29	13-04-29-00-200-002	40
Campbell	Clark	Wabash	29	13-04-29-00-200-001	20
Campbell	Clark	Wabash	29	13-04-29-00-200-003	20
Campbell	Edgar	Buck	12	02-17-12-100-001	160
Campbell	Edgar	Buck	11	02-17-11-200-002	50
Campbell	Edgar	Buck	2	02-17-02-400-002	95
Campbell	Edgar	Grandview	12	06-17-12-300-001	40
Campbell	Edgar	Grandview	11	06-17-11-400-002	50
Campbell				-	475
Capen	Edgar	Embarrass	26	05-11-26-300-002	80
Capen				-	80
Coffey	Edgar	Embarrass	34	05-11-34-200-002	120
Coffey				-	120
Conaghan N	Coles	East Oakland	4	12-04-200-001	120
Conagahan N				-	120
Conaghan S	Coles	Ashmore	28	12-28-200-001	120
Conaghan S				-	120
Cox	Clark	Dolson	33	05-02-33-00-100-002	80
Cox	Clark	Dolson	28	05-02-28-00-300-003	40
Cox				-	120
D. Huisinga	Clark	Parker	15	12-06-15-00-100-001	220
D. Huisinga				-	220
D. Morgan	Clark	Marshall	7	08-08-07-00-400-001	80
D. Morgan	Clark	Marshall	18	08-08-18-00-200-004	20
D. Morgan				-	100

D. Wilson	Clark	Wabash	20	13-04-20-00-200-002	81
D. Wilson	Clark	Wabash	20	13-04-20-00-200-003	39
D. Wilson				-	120
Dailey	Edgar	Buck	5	02-18-05-300-001	160
Dailey	Edgar	Buck	8	02-18-08-100-002	40
Dailey	Edgar	Buck	36	02-12-36-300-001	140
Dailey	Edgar	Paris	5	09-18-05-400-001	160
Dailey	Edgar	Paris	8	09-18-08-200-001	99
Dailey				-	599
Dailey Shiloh	Edgar	Shiloh	1	12-06-01-100-002	60
Dailey Shiloh	Edgar	Shiloh	1	12-06-01-100-003	20
Dailey Shiloh	Edgar	Shiloh	1	12-06-01-200-003	80
Dailey Shiloh	Edgar	Shiloh	1	12-06-01-300-002	40
Dailey Shiloh	Edgar	Shiloh	1	12-06-01-400-001	80
Dailey Shiloh				-	280
De De	Clark	Westfield	19	14-01-19-00-400-001	285
De De	Edgar	Embarrass	27	05-11-27-300-001	20
De De	Edgar	Embarrass	27	05-11-27-300-002	60
De De	Edgar	Embarrass	27	05-11-27-400-001	80
De De	Edgar	Embarrass	27	05-11-27-100-003	40
De De				-	485
Dickerson	Clark	York	3	15-19-03-00-200-001	120
Dickerson				-	120
Doll FFF II LP	Clark	Wabash	35	13-04-35-00-100-004	80
Doll FFF II LP	Clark	Wabash	27	13-04-27-00-200-003	23
Doll FFF II LP	Clark	Wabash	26	13-04-26-00-300-001	251
Doll FFF II LP				-	354
Earl Williams Woods	Edgar	Symmes	10	14-23-10-400-001	6
Earl Williams Woods				-	6
Earl Wilson	Edgar	Symmes	15	14-23-15-100-004	77.38
Earl Wilson	Edgar	Symmes	15	14-23-15-300-001	26.67
Earl Wilson	Edgar	Symmes	16	14-23-16-200-003	20
Earl Wilson	Edgar	Symmes	16	14-23-16-200-005	40
Earl Wilson	Edgar	Symmes	16	14-23-16-400-002	20
Earl Wilson	Edgar	Symmes	10	14-23-10-300-005	29.95
Earl Wilson North	Edgar	Symmes	10	14-23-10-300-002	40
Earl Wilson				-	254
Edwardson	Clark	Westfield	25	14-01-25-00-200-004	55
Edwardson				-	55
Eugene Lindley	Clark	York	12	15-19-12-00-200-003	194.4
Eugene Lindley				-	194.4
Fleming - North	Edgar	Symmes	74	14-23-10-400-002	74
Fleming - North				-	74
Forren	Edgar	Embarrass	22	05-11-22-300-007	6.64
Forren	Edgar	Embarrass	22	05-11-22-100-003	15
Forren	Edgar	Embarrass	22	05-11-22-100-004	65

Forren	Edgar	Embarrass	35	05-11-35-100-002	39
Forren				-	125.64
Frieda Wilson	Clark	Wabash	21	13-04-21-00-100-001	120
Frieda Wilson				-	120
Graves	Clark	Darwin	27	04-14-27-00-400-001	155.7
Graves				-	155.7
Green	Edgar	Edgar	34	03-08-34-100-003	20
Green	Edgar	Edgar	34	03-08-34-300-002	97.5
Green	Edgar	Edgar	3	03-13-03-100-001	124.75
Green					242.25
H. Burnham	Clark	Anderson	11	01-13-11-00-300-001	43
H. Burnham	Clark	Anderson	14	01-13-14-00-100-001	50
H. Burnham	Clark	Anderson	15	01-13-15-00-300-002	56.5
H. Burnham	Clark	Anderson	14	01-13-14-00-200-003	80
H. Burnham	Clark	Anderson	14	01-13-14-00-100-004	60
H. Burnham				-	289.5
H. Wilson	Clark	Anderson	11	01-13-11-00-100-002	59
H. Wilson	Clark	Anderson	10	01-13-10-00-100-001	192
H. Wilson	Clark	Anderson	15	01-13-15-00-100-002	142
H. Wilson				-	393
Hackney	Clark	Douglas	31	06-03-31-00-400-002	30
Hackney				-	30
Haddix	Clark	Darwin	33	04-14-33-00-400-002	71
Haddix	Clark	Darwin	33	04-14-33-00-300-001	74
Haddix					145
Hall	Clark	Johnson	7	07-16-07-00-300-001	191.7
Hall	Clark	Johnson	7	07-16-07-00-100-001	73.3
Hall				-	265
Halloran	Clark	Melrose	30	10-18-30-00-300-003	199.5
Halloran	Clark	Orange	24	11-17-24-00-100-002	160
Halloran	Clark	Orange	14	11-17-14-00-200-001	120
Halloran	Clark	York	32	15-19-32-00-300-001	160
Halloran	Crawford	Hutsonville	5	04-05-300-001	120
Halloran	Crawford	Hutsonville	6	04-06-400-005	18.48
Halloran					777.98
Hanner Throneburg	Clark	Parker	34	12-06-34-00-100-004	69.78
Hanner Throneburg				-	69.78
Harper	Edgar	Brouilletts Creek	28	01-10-28-100-007	39.7
Harper	Edgar	Brouilletts Creek	28	01-10-28-300-010	20.1
Harper				-	59.8
Hart	Edgar	Symmes	10	14-23-10-400-004	40
Hart	Edgar	Symmes	11	14-23-11-300-004	40
Hart	Edgar	Symmes	14	14-23-14-100-001	157.75
Hart	Edgar	Symmes	14	14-23-14-300-001	40

Hart				-	277.75
Hart South	Edgar	Symmes	15	14-23-15-200-002	80
Hart South	Edgar	Symmes	15	14-23-15-400-002	119.35
Hart South				-	199.35
Hess	Edgar	Hunter	31	07-10-31-100-008	15.14
Hess	Edgar	Hunter	31	07-10-31-100-010	4.47
Hess				-	19.61
Hilbert	Clark	York	16	15-19-16-00-200-004	120
Hilbert	Clark	York	16	15-19-16-00-100-005	23
Hilbert				-	143
Huey	Clark	Wabash	19	13-04-19-00-200-001	40
Huey				-	40
Huffington	Clark	York	28	15-19-28-00-100-002	160
Huffington				-	160
Huisinga	Clark	Orange	24	11-17-24-00-400-001	40
Huisinga	Clark	Orange	24	11-17-24-00-400-004	20
Huisinga				-	60
Huisinga 43	Clark	Johnson	7	07-16-07-00-100-002	43.3
Huisinga 43				-	43.3
Ingram	Edgar	Grandview	9	06-22-09-300-003	40
Ingram	Edgar	Grandview	9	06-22-09-400-001	80
Ingram				-	120
J. Baber	Edgar	Grandview	20	06-17-20-400-002	80
J. Baber	Edgar	Grandview	16	06-17-16-100-002	158.3
J. Baber	Edgar	Grandview	16	06-17-16-200-001	79.77
J. Baber	Edgar	Grandview	16	06-17-16-400-001	40.48
J. Baber				-	358.55
J. Kirchner East	Clark	Douglas	31	06-03-31-00-100-001	59
J. Kirchner East				-	59
J. Kirchner North	Clark	Douglas	30	06-03-30-00-300-001	40
J. Kirchner North				-	40
J. Rowe	Edgar	Embarrass	34	05-11-34-300-007	146
J. Rowe				-	146
Jerry Williams	Edgar	Kansas	15	08-16-15-400-001	54.66
Jerry Williams	Edgar	Kansas	15	08-16-15-400-002	1.27
Jerry Williams	Edgar	Kansas	15	08-16-15-400-006	40
Jerry Williams	Edgar	Kansas	15	08-16-15-400-003	24.37
Jerry Williams	Edgar	Kansas	15	08-16-15-400-005	40
Jerry Williams	Edgar	Kansas	14	08-16-14-100-008	116.84
Jerry Williams	Edgar	Kansas	14	08-16-14-300-002	40
Jerry Williams	Edgar	Kansas	14	08-16-14-300-004	1.85
Jerry Williams	Edgar	Kansas	14	08-16-14-300-007	35.48
Jerry Williams	Edgar	Kansas	15	08-16-15-200-005	35.36
Jerry Williams	Edgar	Kansas	15	08-16-15-300-002	40
Jerry Williams	Edgar	Kansas	15	08-16-15-300-004	81.08
Jerry Williams				-	510.91

Joab North	Edgar	Symmes	17	14-24-17-200-001	40
Joab North	Edgar	Symmes	17	14-24-17-100-005	40
Joab North	Edgar	Symmes	8	14-24-08-300-004	10
Joab North				-	90
Kile	Clark	Anderson	21	01-13-21-00-300-004	97
Kile				-	97
Knotts	Edgar	Kansas	19	08-17-19-300-003	30.16
Knotts				-	30.16
Koonce-Griffin	Coles	Ashmore	21	12-21-200-001	40
Koonce-Griffin	Coles	Ashmore	21	12-21-200-003	40
Koonce-Griffin				-	80
L. Wilson	Edgar	Symmes	17	14-24-17-100-003	40
L. Wilson	Edgar	Symmes	18	14-24-18-200-004	39.32
L. Wilson				-	79.32
Lamb	Clark	Parker	31	12-06-31-00-200-003	40
Lamb				-	40
Lamkey	Edgar	Embarrass	27	05-11-27-100-004	80
Lamkey	Edgar	Embarrass	22	05-11-22-300-005	43
Lamkey				-	123
Land Black	Edgar	Symmes	17	14-24-17-400-005	40
Land Black				-	40
Land Co. Cline	Edgar	Elbridge	16	04-24-16-100-010	39.4
Land Co. Cline	Edgar	Elbridge	16	04-24-16-300-001	79.6
Land Co. Cline				-	119
Land Co. Morgan	Clark	Dolson	33	05-02-33-00-400-001C	80
Land Co. Morgan	Clark	Dolson	33	05-02-33-00-400-001	120
Land Co. Morgan				-	200
Land Co. Wright	Clark	Douglas	20	06-03-20-00-200-001	240
Land Co. Wright				-	240
Land Douglas	Edgar	Symmes	17	14-24-17-300-002	80
Land Douglas	Edgar	Symmes	17	14-24-17-100-004	20
Land Joab Douglas	Edgar	Symmes	17	14-24-17-400-001	20
Land Joab Douglas	Edgar	Symmes	17	14-24-17-200-003	40
Land Joab Douglas	Edgar	Symmes	17	14-24-17-100-006	20
Land Douglas				-	180
Land Pennington	Edgar	Symmes	17	14-24-17-400-004	20
Land Pennington				-	20
Landes	Edgar	Shiloh	26	12-07-26-100-002	80
Landes				-	80
Lindley	Clark	Anderson	8	01-13-08-00-400-002	80
Lindley				-	80
Mary Adams	Coles	Ashmore	28	12-28-400-001	24.22
Mary Adams	Coles	Ashmore	28	12-28-400-003	87.46
Mary Adams	Coles	Ashmore	33	12-33-200-001	40
Mary Adams	Edgar	Grandview	32	06-17-32-200-008	20
Mary Adams	Edgar	Grandview	32	06-17-32-200-009	40

Mary Adams	Edgar	Grandview	33	06-17-33-100-002	40
Mary Adams	Edgar	Kansas	31	08-17-31-200-001	142.75
Mary Adams				-	394.43
Mills	Clark	Melrose	31	10-18-31-00-300-002	215.66
Mills	Crawford	Prairie	5	03-05-100-007	115
Mills					330.66
Moody Trust	Edgar	Buck	26	02-12-26-100-003	40
Moody Trust	Edgar	Buck	26	02-12-26-100-002	20
Moody Trust				-	60
Moss Trust (Hinds)	Edgar	Paris	29	09-14-29-300-002	4
Moss Trust (Hinds)	Edgar	Paris	20	09-14-20-400-003	96
Moss Trust (Hinds)				-	100
Mulholland	Clark	Douglas	36	06-03-36-00-200-002	40
Mulholland	Clark	Marshall	1	08-08-01-00-100-001	26
Mulholland	Clark	Marshall	2	08-08-02-00-200-002	95.4
Mulholland				-	161.4
Murphy	Clark	Marshall	6	08-08-06-00-200-001	137
Murphy				-	137
Nellie Parrish	Edgar	Elbridge	10	04-24-10-300-005	40
Nellie Parrish	Edgar	Elbridge	10	04-24-10-400-004	80
Nellie Parrish	Edgar	Elbridge	15	04-24-15-200-002	15
Nellie Parrish				-	135
New Joab	Edgar	Symmes	18	14-24-18-300-022	45.22
New Joab	Edgar	Symmes	18	14-24-18-300-041	19.24
New Joab	Edgar	Symmes	18	14-24-18-400-001	40
New Joab	Edgar	Symmes	18	14-24-18-400-002	100
New Joab	Edgar	Symmes	18	14-24-18-100-010	18
New Joab	Edgar	Symmes	18	14-24-18-200-001	80
New Joab				-	302.46
Nunnamaker	Clark	Parker	27	12-06-27-00-300-001	123.7
Nunnamaker	Clark	Parker	28	12-06-28-00-400-003	44.2
Nunnamaker				-	167.9
O. Kirchner East	Clark	Douglas	31	06-03-31-00-300-001	30
O. Kirchner East				-	30
O. Kirchner West	Clark	Dolson	34	05-02-34-00-200-004	47
O. Kirchner West				-	47
Ogden	Edgar	Embarrass	23	05-11-23-300-003	42.06
Ogden	Edgar	Embarrass	23	05-11-23-100-004	40
Ogden	Edgar	Embarrass	23	05-11-23-100-005	40
Ogden	Edgar	Embarrass	23	05-11-23-300-001	15.4
Ogden				-	137.46
P. Tingley Bullskin	Clark	Wabash	25	13-09-25-00-100-001	80
P. Tingley Bullskin	Clark	Wabash	26	13-09-26-00-200-002	40
P. Tingley Bullskin				-	120
Patchett	Edgar	Paris	26	09-13-26-200-004	5.2
Patchett	Edgar	Paris	26	09-13-26-300-004	26.42

Patchett	Edgar	Paris	35	09-13-35-200-024	21.45
Patchett	Edgar	Paris	26	09-13-26-400-043	10.48
Patchett	Edgar	Paris	26	09-13-26-400-042	36.81
Patchett	Edgar	Paris	26	09-13-26-300-007	53.55
Patchett	Edgar	Paris	26	09-13-26-100-009	41.35
Patchett				-	195.26
Paul Williams	Clark	Marshall	11	08-08-11-00-100-006	78.4
Paul Williams					78.4
Perry	Clark	Marshall	5	08-08-05-00-100-006	139
Perry				-	139
Pinnell	Edgar	Grandview	8	06-22-08-200-001	35.5
Pinnell	Edgar	Kansas	6	08-22—06-400-004	80
Pinnell	Edgar	Kansas	5	08-22-05-300-001	156
Pinnell	Edgar	Kansas	6	08-22-06-100-006	29.93
Pinnell	Edgar	Kansas	6	08-22-06-200-004	80
Pinnell				-	381.43
Quillen	Clark	Wabash	29	13-04-29-00-100-001	80
Quillen				-	80
Quinn FFF LP	Clark	Wabash	27	13-04-27-00-100-002	117.5
Quinn FFF LP				-	117.5
R. Wilson	Edgar	Symmes	17	14-24-17-400-002	80
R. Wilson	Edgar	Symmes	17	14-24-17-200-004	40
R. Wilson				-	120
R. Yocum	Clark	Parker	31	12-06-31-00-100-001	139
R. Yocum	Clark	Parker	31	12-06-31-00-200-002	40
R. Yocum	Clark	Parker	30	12-06-30-00-300-001	67
R. Yocum	Clark	Parker	30	12-06-30-00-400-003	39.47
R. Yocum				-	285.47
Ragain	Edgar	Buck	11	02-17-11-200-003	30
Ragain	Edgar	Grandview	11	06-17-11-400-001	70
Ragain				-	100
Richards-Honn	Edgar	Kansas	22	08-16-22-100-001	80
Richards-Honn				-	80
Roberts Trust #514	Douglas	Sargent	16	08-10-16-100-001	80
Roberts Trust #514	Douglas	Sargent	16	08-10-16-100-004	75.5
Roberts Trust #514	Douglas	Sargent	16	08-10-16-300-004	40
Roberts Trust #514	Douglas	Sargent	16	08-10-16-300-005	40
Roberts Trust #514				-	235.5
Robinson	Edgar	Kansas	35	08-16-35-100-004	63
Robinson	Edgar	Kansas	35	08-16-35-200-002	40
Robinson	Edgar	Kansas	35	08-16-35-300-002	50
Robinson	Edgar	Kansas	35	08-16-35-400-001	100
Robinson				-	253
Rowe (Dodd)	Edgar	Embarrass	34	05-11-34-100-008	20
Rowe (Dodd)	Edgar	Embarrass	34	05-11-34-100-006	20
Rowe (Dodd)	Edgar	Embarrass	34	05-11-34-100-007	20

Rowe (Dodd)				-	60
Rowe (Glick)	Edgar	Embarrass	35	05-11-35-200-004	40
Rowe (Glick)	Edgar	Embarrass	35	05-11-35-200-003	40
Rowe (Glick)				-	80
Ruth Forsythe	Edgar	Paris	10	09-18-10-200-001	40
Ruth Forsythe	Edgar	Paris	10	09-18-10-200-003	20
Ruth Forsythe	Edgar	Paris	10	09-18-10-400-006	11.3
Ruth Forsythe				-	71.3
S. Huisinga	Clark	Parker	32	12-06-32-00-100-001	20
S. Huisinga	Clark	Parker	29	12-06-29-00-300-002	20
S. Huisinga	Clark	Parker	29	12-06-29-00-300-003	20
S. Huisinga	Clark	Parker	32	12-06-32-00-100-002	20
S. Huisinga				-	80
Schwartz	Clark	Dolson	35	05-02-35-00-400-010	24.85
Schwartz	Clark	Dolson	2	05-07-02-00-100-001	39.7
Schwartz	Clark	Dolson	3	05-07-03-00-200-002	40
Schwartz				-	104.55
Shawver	Clark	Casey	3	03-11-03-00-200-002	53.33
Shawver				-	53.33
Sheaff	Cumberland	Union	30	05-30-200-005	40
Sheaff	Cumberland	Union	30	05-30-200-001	30
Sheaff				-	70
Shore-Wade	Clark	Johnson	6	07-16-06-00-300-001	77
Shore-Wade	Cumberland	Crooked Creek	12	14-12-200-002	40
Shore-Wade	Cumberland	Crooked Creek	12	14-12-200-003	80
Shore-Wade	Cumberland	Crooked Creek	12	14-12-400-001	25
Shore-Wade				-	222
Shotts	Clark	Anderson	10	01-13-10-00-300-001Z	35
Shotts				-	35
Sinclair	Edgar	Kansas	2	08-21-02-100-003	40
Sinclair	Edgar	Kansas	2	08-21-02-100-004	40
Sinclair	Edgar	Kansas	2	08-21-02-200-001	40
SInclair	Edgar	Kansas	35	08-16-35-400-002	60
Sinclair	Edgar	Kansas	35	08-16-35-300-003	30
Sinclair				-	210
Snoddy	Coles	Ashmore	8	18-08-100-004	40
Snoddy				-	40
Sophie Lynn Wright	Clark	Douglas	19	06-03-19-00-400-003	16
Sophie Lynn Wright	Clark	Douglas	19	06-03-19-00-400-004	209.1
Sophie Lynn Wright	Clark	Douglas	20	06-03-20-00-100-001	80
Sophie Lynn Wright				-	305.1
Steele	Edgar	Kansas	7	08-17-07-400-002	43
Steele	Edgar	Kansas	8	08-17-08-300-001	160
Steele	Edgar	Kansas	8	08-17-08-100-002	80
Steele	Edgar	Kansas	7	08-17-07-200-004	22
Steele				-	305

Sunkel	Edgar	Shiloh	35	12-07-35-200-002	100
Sunkel				-	100
Temples	Douglas	Sargent	15	08-16-15-300-001	93.5
Temples	Douglas	Sargent	16	08-16-16-400-002	66.5
Temples				-	160
Towles	Edgar	Kansas	36	08-16-36-300-001	85
Towles	Edgar	Kansas	36	08-16-36-300-003	70
Towles				-	155
Van Auken	Edgar	Embarrass	34	05-11-34-100-004	20
Van Auken				-	20
Van Tarble	Clark	Dolson	33	05-02-33-00-200-003	40
Van Tarble	Clark	Dolson	3	05-07-03-00-200-003	65.5
Van Tarble	Clark	Dolson	34	05-02-34-00-300-001Z	166
Van Tarble	Clark	Dolson	33	05-02-33-00-200-001	80
Van Tarble	Clark	Dolson	40	05-02-28-00-400-002	40
Van Tarble				-	391.5
Wells	Clark	Darwin	34	04-14-34-00-300-002	156
Wells	Clark	Darwin	34	04-14-34-00-400-001	80
Wells	Clark	Darwin	34	04-14-34-00-200-001	160
Wells	Clark	Darwin	33	04-14-33-00-300-002	45
Wells	Clark	York	31	04-14-31-00-400-001	229.5
Wells	Clark	York	6	15-19-06-00-100-001	20
Wells	Clark	York	6	15-19-06-00-100-004	82
Wells	Clark	York	4	15-19-04-00-100-001	40
Wells	Clark	York	6	15-19-06-00-100-002	17.5
Wells	Clark	York	6	15-19-06-00-200-003	15
Wells	Clark	York	6	15-19-06-00-200-001	76
Wells	Clark	York	3	15-19-03-00-100-001	160
Wells	Clark	York	4	15-19-04-00-400-001	80
Wells	Clark	York	4	15-19-04-00-200-001	360
Wells	Clark	York	3	15-19-03-00-300-002	58
Wells				-	1579
Whisnand	Edgar	Kansas	8	08-16-03-300-001	30
Whisnand	Edgar	Kansas	3	08-16-03-300-005	10
Whisnand	Coles	East Oakland	4	12-04-400-001	60
Whisnand				-	100
Wiggins	Edgar	Kansas	31	08-17-31-300-001	68.84
Wiggins	Edgar	Kansas	36	08-16-36-200-004	40
Wiggins	Edgar	Kansas	36	08-16-36-400-002	40
Wiggins	Edgar	Kansas	34	08-16-34-300-002	35
WIggins	Edgar	Kansas	3	08-21-03-100-001	19.5
Wiggins	Edgar	Kansas	3	08-21-03-300-002	116.18
Wiggins	Edgar	Kansas	10	08-21-10-400-001	80
Wiggins	Edgar	Kansas	31	08-17-31-100-002	33.28
Wiggins	Edgar	Ross	5	11-03-05-100-006	34.95
Wiggins	Edgar	Ross	5	11-03-05-100-005	34.95

Wiggins	Edgar	Ross	6	11-03-06-200-005	18.12
Wiggins	Edgar	Young America	3	15-02-03-100-004	35
Wiggins	Edgar	Young America	3	15-02-03-200-002	5
Wiggins	Edgar	Young America	3	15-02-03-300-003	75.44
Wiggins	Edgar	Young America	3	15-02-03-400-005	74.5
Wiggins				-	710.76
Wyatt Adams	Edgar	Edgar	17	03-09-17-100-004	20
Wyatt Adams	Edgar	Edgar	17	03-09-17-200-001	26.5
Wyatt Adams	Edgar	Edgar	8	03-09-08-100-004	60
Wyatt Adams	Edgar	Edgar	8	03-09-08-300-004	80
Wyatt Adams	Edgar	Edgar	8	03-09-08-400-001	80
Wyatt Adams				-	266.5
Young	Cumberland	Crooked Creek	1	14-01-100-002	40
Young	Cumberland	Crooked Creek	6	15-06-100-001	96
Young					136

EXHIBIT B

FORM OF SECURITY HOLDER’S AGREEMENT

SECURITY HOLDER’S AGREEMENT

This SECURITY HOLDER’S AGREEMENT (as amended, modified or supplemented in accordance with the terms hereof, this “Agreement”) is entered into as of             , 2016, by and among Forsythe Family Farms, Inc., Gerald R. Forsythe, Forsythe-Fournier Farms, LLC, Forsythe-Fawcett Farms, LLC, Forsythe-Bernadette Farms, LLC, Forsythe Land Company, Forsythe Family Farms, L.P., Forsythe Family Farms II, L.P., and Forsythe-Breslow Farms, LLC (each, a “Security Holder”), on the one hand, and Farmland Partners Inc., a Maryland corporation (the “Company”), on the other hand.

W I T N E S S E T H:

WHEREAS, this Agreement is being made pursuant to the terms of that certain Contribution Agreement, dated as of             , 2015 (the “Contribution Agreement”), by and among each of the Security Holders, the Company, the Farmland Partners Operating Partnership, LP, a Delaware limited partnership and the operating partnership subsidiary of the Company (the “Operating Partnership”), and the other parties thereto, which provides for, in part, (i) the contribution by the Company to the Operating Partnership of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), and the delivery by the Operating Partnership (or a subsidiary thereof) to the Security Holder of such Shares, and (ii) the issuance by the Operating Partnership of common units of limited partnership interest in the Operating Partnership (“OP Units”) and Series A Preferred Partnership Units (the “Preferred Units”) to the Security Holders (such deliveries and issuances being referred to herein together as the “Equity Issuance”); and

WHEREAS, in connection with the consummation of the Equity Issuance, the Company and the Security Holders wish to set forth certain understandings and agreements between such parties.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the meanings as set forth below:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that notwithstanding the foregoing, neither the Company nor any of its subsidiaries, including the Operating Partnership, shall be deemed an Affiliate of the Security Holders.

“Agreement” has the meaning set forth in the Preamble.

“Allowable Suspension Period” has the meaning set forth in Section 4.6(a).

“ATM Program” has the meaning set forth in Section 4.2(a).

“Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” have the meanings set forth in Rule 13d-3 or Rule 13d-5 promulgated under the Exchange Act; provided that, for purposes of determining whether a Person is a Beneficial Owner of a security, (i) a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, redemption rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), and (ii) a Person shall be deemed to be the Beneficial Owner of shares of Common Stock that may be issued upon redemption of any OP Units (including any OP Units received upon conversion of the Preferred Units); provided, further, that for purposes of calculating the percentage of fully diluted Common Stock that is Beneficially Owned by the Security Holders under Section 3.1(a), all shares of Common Stock which may be acquired by any Person (determined as described in clauses (i) and (ii) above) shall be deemed to be outstanding shares of Common Stock.

“Board” has the meaning set forth in Section 2.1(a).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the cities of New York, New York or Denver, Colorado are required by law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be amended, modified or restated from time to time.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations, or other equivalents (however designated, and whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company membership interests, or equivalent ownership interests in, or issued by, such Person.

“Change of Control Transaction” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation, liquidation in a single transaction or a series of related transactions or other similar transaction), (ii) a direct or indirect acquisition of Beneficial Ownership by a Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Security Holders or their Affiliates, including by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction) pursuant to which the Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Security Holders or their Affiliates collectively own more than fifty percent (50%) of the Voting Securities of the Company or the surviving entity, as the case may be, or (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the power (whether or not exercised) to elect a majority of the members of the Board (or similar governing body) of the Company.

“Charter” means the Articles of Amendment and Restatement of the Company, as the same may be amended, modified or restated from time to time.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by the Security Holders or its Representatives (as defined below) from the Company or its Representatives, in connection with the Beneficial Ownership of any Covered Securities or through its rights granted pursuant to this Agreement (including through its membership on the Board), other than information which (a) was already in the possession of the Security Holders or its Representatives, provided that such information is not known by the Security Holders or its Representatives to be subject to another obligation of confidentiality to the Company, (b) was or becomes generally available to the public other than as a result of a breach of this Agreement by the Security Holders or their Representatives, (c) was or becomes available to the Security Holders or their Representatives from a source other than the Company, its subsidiaries or their respective Representatives; provided that the source thereof is not known by the Security Holders or their Representatives to be bound by an obligation of confidentiality to the Company, or (d) is or becomes independently developed by or on behalf of the Security Holders or their Representatives without the use of any such information that would otherwise be Confidential Information hereunder. Subject to clauses (b) through (d) above, “Confidential Information” also includes all non-public information previously provided by the Company or its Representatives.

“Controlling Person” has the meaning set forth in Section 4.8(a).

“Convertible Securities” means any evidence of indebtedness, shares of Capital Stock (other than Common Stock) or other Securities (including options) that are directly or indirectly convertible into, redeemable for or otherwise exchangeable or exercisable for, shares of Common Stock.

“Covered Securities” means (i) the Shares, (ii) any OP Units or Preferred Units received by the Security Holders pursuant to the Equity Issuance, (iii) any shares of Common Stock issued to the Security Holders upon redemption of OP Units pursuant to the terms of the Operating Partnership Agreement, and (iv) any OP Units issued to the Security Holders upon conversion of Preferred Units pursuant to the terms of the Operating Partnership Agreement.

“Damages” has the meaning set forth in Section 4.8(a).

“DTC” means The Depository Trust Company.

“Effective Deadline” has the meaning set forth in Section 4.1(b).

“Effectiveness Period” has the meaning set forth in Section 4.1(b).

“End of Suspension Notice” has the meaning set forth in Section 4.6(b).

“Equity Issuance” has the meaning set forth in the Recitals.

“Exchange” means, initially, the NYSE and any successor thereto or, in the future, any other stock market on which the Common Stock is then listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” means the Security Holders and any Permitted Transferee that becomes a Holder pursuant to Section 4.12.

“Indemnified Party” has the meaning set forth in Section 4.8(c).

“Indemnifying Party” has the meaning set forth in Section 4.8(c).

“Nominating and Corporate Governance Committee” has the meaning set forth in Article IV, Section 1 of the Bylaws (or any successor committee of the Board).

“Nomination Deadline” has the meaning set forth in Section 2.1(c).

“Nomination Information” has the meaning set forth in Section 2.1(a).

“Nomination Termination Date” has the meaning set forth in Section 2.1(f).

“NYSE” means the New York Stock Exchange, or successor thereto.

“Operating Partnership” has the meaning set forth in the Recitals.

“Operating Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 16, 2014, as may be amended, modified or restated from time to time, including pursuant to the OP Agreement Amendment (as defined in the Contribution Agreement).

“OP Units” has the meaning set forth in the Recitals.

“Permitted Transferee” has the meaning set forth in Section 4.12.

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Prospectus” has the meaning set forth in Section 4.6(b).

“Contribution Agreement” has the meaning set forth in the Recitals.

“Registrable Securities” means the shares of Common Stock held beneficially or of record by any of the Holders, including, without limitation, (i) the Shares, (ii) shares of Common Stock that may be issued, at the Company’s election, upon redemption of OP Units in accordance with the Operating Partnership Agreement and the Agreement, and (iii) shares of Common Stock acquired by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise.  Registrable Securities shall continue to be Registrable Securities until (x) they are sold pursuant to an effective Registration Statement under the Securities Act or (y) the date on which such Registrable Securities may be sold by their Holder without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force) without restriction or limitation thereunder on volume or manner of sale or other restrictions or limitations under Rule 144 and without the requirement to be in compliance with Rule 144(c)(1).

“Registration Expenses” has the meaning set forth in Section 4.3.

“Registration Statement” means any registration statement filed by the Company under the Securities Act that covers the resale of any of the Registrable Securities, including a prospectus, amendments and supplements thereto, and all exhibits and material incorporated by reference therein.

“Representatives” of a Person means such Person’s officers or directors (or Persons serving similar functions), employees, members, agents, partners, attorneys, accountants, consultants, bankers and financial advisors.

“Required Registration” has the meaning set forth in Section 4.1(a).

“SEC” means the Securities and Exchange Commission.

“Securities” or “Security” means Capital Stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, restricted stock units, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the SEC thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Security Holder” has the meaning set forth in the Preamble.

“Security Holder Nominee” has the meaning set forth in Section 2.1(a).

“Shares” has the meaning set forth in the Recitals.

“Standstill Period” has the meaning set forth in Section 3.1(a).

“Suspension Event” has the meaning set forth in Section 4.6(a).

“Suspension Notice” has the meaning set forth in Section 4.6(a).

“Trading Day” means any day on which the Common Stock is traded on the Exchange; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on the Exchange for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Exchange (or if the Exchange does not designate in advance the closing time of trading, then during the hour ending at 4:00:00 p.m., New York Time).

“Transfer” means any direct or indirect sale (including a short sale), assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) or entry into any contract, option or agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, “put equivalent position” (as defined by Rule 16a-1(h) of the Exchange Act), hedging transaction or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock.

“Underwriters’ Maximum Number” means, for any Piggyback Registration that relates to an underwritten offering of securities by the Company, that number of securities to which such registration should, in the reasonable opinion of the managing underwriter(s) of such registration, in light of marketing factors, be limited.

“Voting Securities” means at any time shares of any class of Capital Stock or other Securities of the Company, including Convertible Securities that may be converted into, exercised for, or otherwise exchanged for such shares of Capital Stock, that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events until the occurrence of such specified event.

1.2 Construction. The language used in this Agreement shall be deemed to be the language approved by all parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. As used in this Agreement and required by the context, the singular and plural shall be deemed to include all genders; words importing persons shall include partnerships, corporations and other entities. Whenever in this Agreement the word “including” is used, it shall be read as if the phrase “including without limitation” were actually used in the text. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.”

ARTICLE II

CORPORATE GOVERNANCE

2.1 Board Nomination Rights.

(a)  No later than thirty (30) days after the Closing, the Company shall increase the number of directors of the Board in accordance with Article III, Section 2 of the Bylaws to seven (7) directors and elect to the Board of Directors of the Company (the “Board”) one (1) individual nominee (the “Security Holder Nominee”) designated by Gerald R. Forsythe, as the representative of the Security Holders for purposes of this Agreement (the “Security Holder Representative”), to fill the vacancy created by increasing the size of the Board; provided, however, that no such election of a Security Holder Nominee shall be required if the Board reasonably determines in good faith, after consultation with outside legal counsel, that such Security Holder Nominee (i) has been involved in any of the events enumerated in Items 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Exchange Act, (ii) is subject to any order, decree or judgment of any governmental authority prohibiting service as a director of any public company, (iii) does not meet the applicable independence standards required by the listing rules of the New York Stock Exchange, and/or (iv) does not have the requisite skill and experience to serve as a director of a publicly-traded company (as such requisite skill and experience is assessed by the Nominating and Corporate Governance Committee), in which case the Security Holder Representative shall withdraw the designation of such Security Holder Nominee and shall designate another individual as a Security Holder Nominee, which replacement will also be subject to the requirements of this Section 2.1(a). The Security Holders will take all necessary action to cause any Security Holder Nominee to consent to such reference and background checks and to provide such information (including information necessary to determine such Security Holder Nominee’s independence status as well as information necessary to determine any disclosure obligations of the Company) as the Board or its Nominating and Corporate Governance Committee may reasonably request in connection with the Company’s disclosure obligations or in connection with the Company’s legal, regulatory or stock exchange requirements (collectively, the “Nomination Information”), which requests shall be of the same type and scope as the Company requests of all other nominees to the Board. As of the date of this Agreement, the Security Holder Representative has designated Gerald R. Forsythe as the initial Security Holder Nominee, and the Company has determined that such Security Holder Nominee satisfies the requirements of this Section 2.1(a).

(b) The Company agrees, to the fullest extent permitted by applicable law (including with respect to any standard of conduct required of directors under Maryland law), to include in the slate of nominees recommended by the Board (or the Nominating and Corporate Governance Committee of the Board) for election at any annual or special meeting of stockholders of the Company at which directors are to be elected to the Board (or consent in lieu of meeting) the applicable Security Holder Nominee, and to nominate, recommend and use its reasonable best efforts to solicit the vote of stockholders of the Company to elect to the Board such slate of directors (which efforts shall, to the fullest extent permitted by applicable law, include the inclusion in any proxy statement prepared, used, delivered or publicly filed by the Company to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Board that the stockholders of the Company vote in favor of the slate of directors, including the Security Holder Nominee). Notwithstanding anything to the contrary, however, nothing shall prevent the members of the Board from acting in accordance with their respective duties under Maryland law or other applicable law or rule or requirement of the New York Stock Exchange.  The Board shall have no obligation to nominate, elect or appoint any Security Holder Nominee if (i) such nomination, election or appointment would violate applicable law or New York Stock Exchange requirements, or result in a breach by the Board of its fiduciary duties to the Company and its stockholders, (ii) the applicable Security Holder Nominee does not have the requisite skill and experience to serve as a director of a publicly-traded company (as such requisite skill and experience is assessed by the Nominating and Corporate Governance Committee), or (iii) the applicable Security Holder Nominee does not meet the applicable independence standards required by the listing rules of the New York Stock Exchange; provided that the foregoing shall not limit the right of the Security Holder Representative to designate an alternative individual as the Security Holder Nominee nominated for election to the Board, subject to the other terms, conditions and provisions of this Article II.

(c) The Security Holder Representative shall deliver to the Company a written notice identifying the Security Holder Nominee, together with all Nomination Information about such proposed Security Holder Nominee as shall be reasonably requested by the Board (or the Nominating and Corporate Governance Committee thereof) no later than the earlier of (the “Nomination Deadline”) (x) fifteen (15) Business Days following the written request of the Company, and (y) the time by which such information is reasonably requested by the Board (or the Nominating and Corporate Governance Committee thereof) to be delivered (which time shall be concurrent with the request for such information from and otherwise consistent with the request for such information from the other nominees). If the Security Holder Representative fails to designate the Security Holder Nominee it is entitled to designate prior to such time, then the Security Holder Nominee previously designated by the Security Holder Representative and then serving on the Board (if any) shall be the proposed Security Holder Nominee. If a Security Holder Nominee who has been designated by the Security Holder Representative and nominated for election as a director in accordance with this Section 2.1 is not so elected at any meeting of the stockholders of the Company at which directors are to be elected, then (x) such Security Holder Nominee shall not be a director for such new term, (y) any such election loss shall not be deemed to create a vacancy that the Security Holder Representative shall have the right to fill pursuant to this Agreement, and (z) neither the Company nor the Board will be obligated to increase the size of the Board or take any other action during such new term to elect such Security Holder Nominee or any designated replacement thereof to serve as an additional director during such new term; provided, however, that nothing in the foregoing clauses (x), (y) or (z) shall in any way affect the rights of the Security Holder Representative, in connection with the next meeting of the stockholders of the Company at which directors are to be elected, to designate the Security Holder Nominee to which it is entitled pursuant to Section 2.1(a) (subject to Section 2.1(f)); and

(d) Prior to the Nomination Termination Date, the Security Holder Representative shall have the exclusive right to designate a nominee to fill any and all vacancies created by reason of the death, resignation or removal (in accordance with the Charter) of the Security Holder Nominee and such nominee will be promptly elected to the Board by the Board to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. If the Security Holder Representative fails to designate a replacement Security Holder Nominee for any such vacancy prior to the Nomination Deadline or, if later, the time by which the Company reasonably requires such information in connection with its next meeting of stockholders at which directors are to be elected, then such directorship shall be eliminated by the Board with effect immediately prior to such next meeting. If such directorship shall be so eliminated, the Security Holder Representative shall have the right to designate the Security Holder Nominee pursuant to Section 2.1(a) (subject to Section 2.1(f)) to fill such vacancy at the subsequent meeting of stockholders at which directors are to be elected, and immediately prior to such meeting the Company shall increase the number of directors of the Board in accordance with Article III, Section 2 of the Bylaws to create the necessary number of vacancy(ies).

(e) The Security Holder Nominee serving on the Board shall be subject to the policies and requirements of the Company and the Board, including the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics, in a manner consistent with the application of such policies and requirements to other members of the Board, and shall be entitled to the same rights, privileges and compensation applicable to all other members of the Board generally or to which all such members of the Board are entitled.

(f) All obligations of the Company under this Section 2.1 shall terminate (and neither the Security Holder Representative nor any other Security Holder shall have any further rights to designate a Security Holder Nominee) upon the first to occur of: (A) such time as the Security Holders Beneficially Own, in the aggregate, a number of shares of Common Stock representing less than 10% of the total number of shares of Common Stock (on a fully diluted basis, taking into account all outstanding OP Units), or (B) the delivery by the Security Holder Representative of written notice to the Company irrevocably waiving and terminating all of the Security Holders’ rights under this Section 2.1 (the date of termination of the obligations of the Company under this Section 2.1 pursuant to the foregoing clauses (A) or (B) being referred to herein as the “Nomination Termination Date”), and upon such Nomination Termination Date, the Security Holder Representative shall cause the Security Holder Nominee then serving on the Board to promptly resign from the Board.

(g) Except in accordance with this Section 2.1, the Board shall not seek the removal of the Security Holder Nominee without the prior written consent of the Security Holder Representative.

ARTICLE III

COVENANTS

3.1 Standstill.

(a) The Security Holders agree that during the period beginning on the date of this Agreement and ending on the date on which the Security Holders Beneficially Own, in the aggregate, a number of shares of Common Stock representing less than 10% of the total number of shares of Common Stock (on a fully diluted basis taking into account all outstanding OP Units), then outstanding (such period, the “Standstill Period”), without the prior written consent of the Company, each Security Holder will not at any time, nor will it cause or permit any of its Affiliates or any of its or their Representatives (acting at its or their direction or on its or their behalf) to, acquire, make any proposal or offer to acquire, or propose or facilitate the acquisition of, directly or indirectly, by purchase or otherwise, record or Beneficial Ownership of (i) any additional equity securities of the Company, including shares of Common Stock, or securities of the Company convertible, exchangeable, redeemable or exercisable into such equity securities (other than any shares of Common Stock issued or issuable as a result of any stock split, stock dividend or distribution, subdivision, recapitalization or other similar transaction or upon redemption of OP Units for shares of Common Stock in accordance with the terms of the Operating Partnership Agreement), or (ii) any debt securities of the Company or of any of its subsidiaries or other direct or indirect interests in loans or recourse indebtedness issued by the Company or any of its subsidiaries. During the Standstill Period, without the prior written consent of the Company, the Security Holders agree that they will not at any time, nor will they cause or permit any of their Affiliates or any of its or their Representatives (acting at its or their direction or on its or their behalf) to, directly or indirectly:

(i) enter into, agree to enter into, commence or submit any merger, consolidation, tender offer, exchange offer, business combination, share exchange, recapitalization, restructuring or other extraordinary transaction involving the Company, any subsidiary or division of the Company, or any of their respective securities or assets or take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any such transaction;

(ii) tender into a tender or exchange offer commenced by a third party other than a tender or exchange offer that the Board has affirmatively publicly recommended to the Company’s stockholders that such stockholders tender into such offer and has not publicly withdrawn or changed such recommendation (and in the case of such a withdrawal or change of recommendation, it shall not be a breach of this clause (ii) if the tendered or exchanged securities are withdrawn prior to the expiration of such tender or exchange offer);

(iii) (x) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any securities of the Company under any circumstances, or deposit any securities of the Company in a voting trust or subject them to a voting agreement, pooling agreement or other agreement of similar effect (other than solely between or among the Security Holders or any of their Affiliates), (y) seek to advise or influence any Person with respect to the voting of any securities of the Company or the Operating Partnership (other than to vote as recommended by Board), or (z) grant any proxy with respect to any shares of Common Stock (other than (A) in connection with satisfying the Security Holders’ obligations under Section 3.1(b)) or (B) otherwise to the Company or a Person specified by the Company in a proxy card provided to stockholders of the Company by or on behalf of the Company) or other equity securities of the Company;

(iv) form, join or in any way participate in a “group” (as that term is used for purposes of Rule 13d-5 or Section 13(d)(3) of the Exchange Act) with respect to any of securities of the Company, other than a group including solely the Security Holders and their Affiliates;

(v) disclose any intention, plan or arrangement to change any of the members of the Board (other than pursuant to its rights hereunder), any of the executive officers of the Company, the Charter or the Bylaws, other than to the Company or the Board or their Representatives;

(vi) call, request the calling of, or otherwise seek or submit a written request for the calling of a special meeting of, or initiate any stockholder proposal for the election of any director (other than the designation to the Company of the Security Holder Nominee in accordance with Section 2.1) or any other action by, the stockholders of the Company;

(vii) seek to influence or control the management of the Board, or the policies, affairs or strategy of the Company or the Operating Partnership (other than through representation on the Board by the Security Holder Nominee);

(viii) publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

(ix) advise, knowingly assist or knowingly encourage, or enter into any arrangements with, any other Persons in connection with any of the foregoing;

(x) request the Company to amend or waive any provision of this Section 3.1 (including this clause (x)); or

(xi) bring any action or otherwise contest the validity of this Section 3.1;

provided, that the restrictions set forth in this Section 3.1(a) shall not be deemed to restrict any actions taken by any Security Holder Nominee serving on the Board solely in his or her capacity as a director or any non-public, internal actions taken by the Security Holders or any of their Affiliates or Representatives to prepare any Security Holder Nominee to act in such capacity.

(b) Until such time as the Security Holders Beneficially Own, in the aggregate, a number of shares of Common Stock representing less than 5% of the total number of shares of Common Stock (on a fully diluted basis taking into account all outstanding OP Units), the Security Holders shall cause all shares of Common Stock held by the Security Holders to be voted by proxy (returned sufficiently in advance of the deadline for proxy voting for the Company to have the reasonable opportunity to verify receipt) mailed to the stockholders of the Company in connection with the solicitation of any proxy (i) in favor of all persons nominated to serve as directors of the Company by the Board (or the Nominating and Corporate Governance Committee thereof) in any slate of nominees which includes Security Holder Nominee, and (ii) otherwise in accordance with the recommendation of the Board (to the extent such recommendation is not inconsistent with the rights of the Security Holders under this Agreement) with respect to any other action, proposal or other matter to be voted upon by the stockholders of the Company other than in connection with (A) any proposed Change of Control Transaction, (B) any amendment to the Charter or Bylaws, or (C) any other transaction that the Company submits to a vote of the stockholder approval pursuant to Section 312.03 of the NYSE Listed Company Manual (or, if applicable, any successor rule or regulation of the NYSE).

3.2 Confidentiality.

(a) In furtherance of and not in limitation of any other similar agreement the Security Holders or any of their Representatives may have with the Company or its subsidiaries or any other Person, the Security Holders hereby agree that all Confidential Information with respect to the Company and its subsidiaries (including the Operating Partnership) and its and their respective businesses, finances and operations shall be kept confidential by the Security Holders and their Representatives, shall not be disclosed by any such Person in any manner whatsoever, except as permitted by this Section 3.2(a) and shall not be used for any purpose other than as expressly permitted by this Agreement. Any Confidential Information may be disclosed:

(i) by the Security Holders to their Affiliates and its and their Representatives, in each case, solely if and to the extent any such Affiliate or Representative needs to be provided such Confidential Information to assist the Security Holders in evaluating or reviewing its investment in the Company, including in connection with the disposition thereof, and each such Affiliate or Representative shall be deemed to be bound by the provisions of this Section 3.2(a) and the Security Holders shall be responsible for any breach of this Section 3.2(a) by any such Affiliate or Representative;

(ii) by the Security Holders or any of their Representatives to the extent the Company consents in writing; or

(iii) by the Security Holders or any of their Representatives to the extent that any of the Security Holders or their Representatives have received advice from its counsel (including in-house counsel) that such Security Holders are required to do so to comply with applicable law or legal or regulatory process or any request by or from a governmental or regulatory authority; provided, that, prior to making such disclosure, such Person uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable law, including, to the extent reasonably practicable and permitted by applicable law, (A) consulting with the Company regarding such disclosure and (B) if requested by the Company, assisting the Company in seeking a protective order to limit the scope of or prevent the requested disclosure; provided, further, that the Security Holders or their Representatives use reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable governmental or regulatory authority or as is, based on the written advice of its counsel (including in-house counsel), required to comply with applicable law or legal or regulatory process.

(b) The Security Holders agree that, without limiting any Security Holder Nominee’s legal duties as a member of the Board under applicable law but subject to Section 3.2(a) above, each of the parties hereto hereby consents to the Security Holder Nominee sharing any information such Security Holder Nominee (in his or her capacity as such) receives from the Company with the Security Holders, their Affiliates and their respective Representatives, in each case, who shall be deemed to be bound by the provisions of this Section 3.2 and, in the case of an Affiliate of the Security Holders, by Section 3.1 (and the Security Holders

shall also remain responsible for any breach of such provisions by the Security Holders’ Affiliates and Representatives), for the internal use by the Security Holders and their Affiliates of any such information, subject, however, to (x) the Security Holders or any of their Affiliates maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law or this Agreement, and (y) compliance by the Security Holders with the confidentiality provisions set forth in this Section 3.2 and any applicable restrictions set forth in Section 3.1. The Security Holders hereby covenant and agree that they will establish and maintain adequate procedures to prevent Confidential Information with respect to the Company, its subsidiaries and its and their businesses, finances and operations from being disclosed in violation of this Agreement.

ARTICLE IV

REGISTRATION RIGHTS

4.1 Registration Statement.

(a) Subject to Section 4.6 and the other provisions of this Article IV, the Company shall use its reasonable best efforts to file with the SEC, prior to the Effective Deadline (as defined below), a Registration Statement covering the registration of the resale at any time or from time to time of all Registrable Securities (together with any other registration required by this Article IV, the “Required Registration”). To the extent the staff of the SEC does not permit all of the Registrable Securities to be registered on a Registration Statement, the Company shall file additional Registration Statement(s) successively trying to register on each such additional Registration Statement the resale of the maximum number of remaining Registrable Securities until the earlier of (i) all of the Registrable Securities have been registered for resale with the SEC, or (ii) the date on which all of the remaining Registrable Securities may be sold without restriction or limitations pursuant to Rule 144 and without requirement to be in compliance with Rule 144(c)(1) (or any successor thereto). The Registration Statement shall be on Form S-3, unless the Company is not then eligible to file a registration statement on Form S-3 under the Securities Act, in which case (A) such registration statement shall be on Form S-11 or other appropriate form under the Securities Act which the Company is then eligible to file, and (B) the Company shall undertake to register the resale of the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the resale of the Registrable Securities has been declared effective by the SEC.

(b) The Company agrees (subject to Section 4.6 hereof) to cause the Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof but in any event prior to the one (1) year anniversary of the Closing (the “Effective Deadline”).  Subject to Section 4.6 hereof, the Company agrees to use commercially reasonable efforts to keep the Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) under the Securities Act for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by the Registration Statement have been sold, and (ii) the date on which all of the Registrable Securities covered by the Registration Statement may be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) under the Securities Act (the “Effectiveness Period”).

4.2 Piggyback Registration.

(a) Subject to Section 4.6 hereof, if, at any time while there still remain Registrable Securities, the Company is no longer eligible to use or, notwithstanding its obligations under Section 4.1(a), otherwise the Registration Statement is not effective, the Company proposes to file a new registration statement under the Securities Act with respect to an offering of Common Stock for (i) the Company’s own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) or with respect to a Company at-the-market offering program (“ATM Program”) or Company dividend reinvestment or employee stock purchase plans), or (ii) the account of any holder of Common Stock (other than the Holders), then the Company shall give written notice of such proposed filing to the Holders as soon as reasonably practicable (but in no event less than ten (10) Business Days before the anticipated filing date of such new registration statement). Upon a written request, given by Holders to the Company within five (5) Business Days after delivery of any such notice by the Company, to include Registrable Securities in such Registration (which request shall specify the number of Registrable Securities proposed to be included in such new registration statement if such registration statement is not a “pay as you go” Automatic Shelf Registration Statement), the Company shall, subject to Section 4.6 hereof, include all such requested Registrable Securities in such new registration statement on the same terms and conditions as applicable to the Company’s or such holder’s Common Stock (a “Piggyback Registration”). Notwithstanding the foregoing, if at any time after giving written notice of such proposed filing and prior to the effective date of such new registration statement, the Company or such holders shall determine for any reason not to proceed with the proposed filing of the new registration statement, then the Company may, at its election, give written notice of such determination to the Holders and, thereupon, will be relieved of its obligation to Register any Registrable Securities in connection with such new registration statement.

(b) The Holders of Registrable Securities shall be permitted to withdraw all or any part of their Registrable Securities from any Piggyback Registration at any time on or before the second (2nd) Business Day prior to the planned effective date of such Piggyback Registration, except as otherwise provided in any written agreement with the Company’s underwriter(s), if any, establishing the terms and conditions under which such Holders would be obligated to sell such securities in such Piggyback Registration.

(c) If a Piggyback Registration is an underwritten offering of Common Stock on behalf of the Company, and the managing underwriter(s) of such underwritten offering advise the Company that in its or their reasonable opinion the number of shares of Common Stock proposed to be included in such registration exceeds the Underwriters’ Maximum Number, then the Company shall include in such registration (i) first, the number of shares of Common Stock proposed to be offered by the Company, (ii) second, the number of shares of Common Stock requested to be included therein by all Holders who have requested registration of Registrable Securities in accordance with Section 4.2(a), pro rata on the basis of the aggregate number of Registrable Securities requested to be included by each such Holder and (iii) third, any other shares of Common Stock that have been requested to be so included by any other person.

(d) In any Piggyback Registration that is an underwritten offering by the Company, the Company shall have the right to select the managing underwriter(s) for such underwritten offering.

4.3 Registration Expenses. In connection with registrations pursuant to Section 4.1 or Section 4.2 hereof, the Company shall pay all of the costs and expenses incurred in connection with the registrations thereunder (the “Registration Expenses”), including (a) all registration and filing fees and expenses, including, without limitation, those related to filings with the SEC, (b) all fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) all reasonable processing, duplicating and printing expenses, including expenses of printing prospectuses reasonably requested by any Holder, (d) all of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (e) all fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, (f) all fees and expenses in connection with the preparation of the Registration Statement and related documents covering the Registrable Securities, (g) all fees and expenses, if any, incurred with respect to any filing with FINRA, (h) the cost of providing any CUSIP or other identification numbers for the Registrable Securities, (i) all fees and expenses of any special experts retained by the Company in connection with such registration, (j) any documented out-of-pocket expenses of any underwriter(s) incurred in connection with an underwritten offering of shares of Common Stock by the Company, (k) all fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company and (l) all reasonable and documented fees and expenses of one (1) counsel for the Holders per registration in an amount not to exceed $10,000 per registration. Other than as provided in the foregoing sentence, the Company shall have no obligation to pay any out-of-pocket expenses of the Holders relating to the registrations effected pursuant to this Agreement, including the fees and expenses of any counsel to the Holders. Each Holder shall be responsible for the payment of any brokerage and sales commissions, underwriting discounts and commissions, additional fees and disbursements of counsel for the Holders, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to this Agreement. The obligation of the Company to bear the expenses described in this Section 4.3 shall apply irrespective of whether any sales of Registrable Securities ultimately take place.

4.4 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any such registration:

(a) The Company will (i) promptly prepare and file with the SEC such amendments and supplements to each Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective pursuant to the terms hereof, (ii) cause the prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (iii) ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading, and (iv) comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement or supplement to the prospectus.

(b) The Company will, at least ten (10) Business Days prior to filing a Registration Statement or at least five (5) Business Days prior to filing a prospectus or any amendment or supplement to such Registration Statement or prospectus (but not including any deemed amendment or supplement by virtue of making any required filings under the Exchange Act), furnish to (i) each Holder of Registrable Securities covered by such Registration Statement and (ii) Holders’ counsel copies of such Registration Statement and each amendment or supplement as proposed to be filed, together with any exhibits thereto, which documents will be subject to reasonable review and comment by each of the foregoing Persons within five (5) Business days after delivery, and thereafter, furnish to such Holders and Holders’ counsel a such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all documents filed (but not incorporated by reference) as exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Holder and Holders’ counsel may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement; provided, however, that notwithstanding the foregoing, if the Company intends to file any prospectus, prospectus supplement or prospectus sticker that does not make any material changes in the documents already filed, then Holders’ counsel will be afforded such opportunity to review such documents prior to filing consistent with the time constraints involved in filing such document, but in any event no less than one (1) Business Day prior to such filing.

(c) The Company will promptly notify each Holder of any stop order issued or threatened by the SEC and, if entered, use reasonable best efforts to prevent the entry of such stop order or to remove it as soon as reasonably possible.

(d) On or prior to the date on which the Registration Statement is declared effective, the Company shall use reasonable best efforts to register or qualify such Registrable Securities under any applicable securities or blue sky laws of such jurisdictions and do any and all other lawful acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period which the Registration Statement is required to be kept effective; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(e) The Company will notify each Holder and Holders’ counsel promptly in writing (provided that in no event shall such notice contain any material, non-public information), (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed (but not including any deemed amendment or supplement by virtue of making any required filings under the Exchange Act) and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or prospectus or for additional information to be included in any Registration Statement or prospectus or otherwise, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that requires the making of any changes in a Registration Statement or related prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement and prospectus not misleading in light of the circumstances in which they were made; and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed by the Company.

(f) The Company, during the period when the prospectus is required to be delivered under the Securities Act, promptly will file all documents required to be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(g) The Company shall use reasonable best efforts to cause all Registrable Securities registered pursuant to the terms hereof to be listed on the Exchange on which the Common Stock of the Company is then listed.

(h) The Company shall use commercially reasonable efforts to cooperate and assist in obtaining of all necessary approvals from FINRA, if any.

(i) The Company shall provide a transfer agent and registrar for the Registrable Securities not later than the effective date of such Registration Statement.

(j) If requested, the Company shall furnish to each Holder a copy of all documents filed with and all correspondence from or to the SEC in connection with the offering of Registrable Securities.

(k) The Company otherwise shall use its reasonable best efforts to comply in all material respects with all applicable rules and regulations of the SEC.

(l) The Company shall make generally available to its security holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with, and in the manner provided by, the provisions of Rule 158 under the Securities Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the date any Registration Statement is declared effective.

(m) The Company shall hold in confidence and not make any disclosure of information concerning a Holder provided to the Company unless (i) disclosure of such information is reasonably determined by the Company to be necessary to comply with federal or state securities laws, (ii) the disclosure of such information is reasonably determined by the Company to be necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Holder and allow such Holder, at the Holder’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

4.5 Holders’ Obligations. The Company may require each Holder to promptly, but in no event later than five (5) Business Days after a proper request, furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be required in connection with such registration, including all such information as may be requested by the SEC. Each Holder agrees that, notwithstanding the provisions of Section 4.6 hereof, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(e) hereof, such Holder will forthwith discontinue the disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.4(e) hereof, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Holder, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 4.4(f) hereof to the date when the Company shall make available to the Holders a prospectus supplemented or amended to conform with the requirements of Section 4.4(e) hereof. Notwithstanding anything to the contrary, the Company shall, to the extent that such action is not in violation of Law, cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of a Holder in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which a Holder has entered into a contract for sale prior to the Holder’s receipt of a notice from the Company of the happening of any event of the kind described in Section 4.4(e) and for which the Holder has not yet settled.

4.6 Blackout Provisions.

(a) The Company shall have the right, but not the obligation, to postpone the filing of the Registration Statement or to suspend the use of the Registration Statement following the effectiveness of the Registration Statement (and the filings with any international, federal or state securities commissions), if a Suspension Event (as defined below) occurs. If the Company reasonably determines that it should delay the filing of, or suspend the effectiveness and/or use of, the Registration Statement following the occurrence of a Suspension Event, the Company, by written notice, email transmission or such other means that the Company reasonably believes to be a reliable means of communication (a “Suspension Notice”), shall notify the Holders that the filing or effectiveness, as applicable, of the Registration Statement has been suspended and shall direct the Holders to suspend sales of the Registrable Securities pursuant to an effective Registration Statement until the Suspension Event has ended (provided that in no event shall such notice to any Holder contain any material, non-public information, unless such Holder requested such information or has at such time an employee designated as a director on the Board). A Suspension Event shall be deemed to have occurred if: (i) the Company is actively pursuing an underwritten primary offering of equity securities for its own account; (ii) the Company in good faith determines that (A) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving the Company; (B) after the advice of counsel, sale of Registrable Securities pursuant to the Registration Statement would require disclosure of material, non-public information not otherwise required to be disclosed under applicable law; and (C) (x) the Company has a bona fide business purposes for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) disclosure would render the Company unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable; or (iii) the Company shall have determined in good faith, after the advice of counsel, that it is required by law, rule or regulation or that it is in the best interests of the Company to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of (1) including in the Registration Statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the prospectus included in the Registration Statement any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any Suspension Event, the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement or to take such action as is necessary to make resumed use of the Registration Statement compatible with the Company’s best interests, as applicable, so as to permit the Holders to resume sales of the Registrable Securities as soon as practicable. In no event shall the Company be permitted to suspend the filing or use of a Registration Statement for more than thirty (30) consecutive days or for more than ninety (90) days in any 12-month period, and the first day of any such suspension must be at least five (5) days after the last day of any prior suspension (each, an “Allowable Suspension Period”).

(b) If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date taking into account any permissible extension, upon written notice thereof by the Company to the Holders, the rights of the Holders to offer, sell or distribute any Registrable Securities pursuant to any Registration Statement or to require the Company to take action with respect to the registration or sale of any Registrable Securities pursuant to any Registration Statement shall be suspended until the date on which the Company has filed such reports, and the Company shall notify the Holders in writing as promptly as practicable when such suspension is no longer required.

(c) If the Company shall take any action pursuant to clause (ii) of Section 4.6(a) with respect to any participating Holder in a period during which the Company shall be required to cause a Registration Statement to remain effective under the Securities Act and the prospectus to remain current, such period shall be extended for such Person by one (1) day beyond the end of such period for each day that, pursuant to Section 4.6(a), the Company shall require such Person to refrain from disposing of Registrable Securities owned by such Person.

4.7 Exchange Act Reports. The Company will use its reasonable best efforts to timely file with the SEC such information as the SEC may require under Section 13(a) or Section 15(d) of the Exchange Act, and the Company shall use its reasonable best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act with respect to its Common Stock. The Company shall furnish to any holder of Registrable Securities forthwith upon request such reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such Registrable Securities without registration to the extent that such reports or documents are not publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto. Certificates evidencing Registrable Securities (if any) shall not contain any legend at such time as a Holder has provided reasonable evidence to the Company (including any customary broker’s or selling stockholder’s letters but expressly excluding an opinion of counsel other than with respect to clauses (d) or (e) below), that (a) there has been a sale of such Registrable Securities pursuant to an effective registration statement, (b) there has been a sale of such Registrable Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (c) such Registrable Securities are then eligible for sale under Rule 144(b)(i), (d) in connection with a sale, assignment or other transfer (other than under Rule 144), upon request of the Company, such Holder provides the Company with an opinion of counsel to such Holder, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Registrable Securities may be made without registration under the applicable requirements of the Securities Act or (e) such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the SEC). Following such time as restrictive legends are not required to be placed on certificates evidencing Registrable Securities (if any) pursuant to the preceding sentence, the Company will, no later than three (3) Business Days following the delivery by a Holder to the Company or the Company’s transfer agent of a certificate evidencing Registrable Securities (if any) containing a restrictive legend and the foregoing evidence (and opinion if applicable), deliver or cause to be delivered to such Holder a certificate evidencing such Registrable Securities (if any) that is free from all restrictive and other legends or credit the balance account of such Holder’s or such Holder’s nominee with DTC (if DTC is then offered by the Company and its transfer agent) with a number of shares of Common Stock equal to the number of shares of Common Stock represented by the certificate (if any) so delivered by such Holder.

4.8 Indemnification.

(a) Indemnification by the Company. The Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by law, each Holder and each of its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person (each, a “Controlling Person”), from and against any and all losses, claims, damages, judgments, fines, penalties, charges, settlement amounts (only if the Company consented in writing to the settlement, which consent shall not be unreasonably withheld or delayed), liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and any such Controlling Persons may become subject to under the Securities Act or otherwise, but only insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus of the Company (or any amendment or supplement thereto) or any preliminary prospectus of the Company, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, except insofar as the same are based upon information furnished in writing to the Company by such Holder or any of its managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons expressly for use therein, and, consistent with and subject to the foregoing, shall reimburse such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each such Controlling Person for any documented legal and other expenses reasonably incurred by such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings. In addition to the indemnity contained herein, the Company will reimburse each Holder for its reasonable and documented out-of-pocket legal and other expenses (including the reasonable and documented out-of-pocket cost of any investigation, preparation and travel in connection therewith) as incurred in connection therewith, as promptly as practicable after such expenses are incurred and invoiced.

(b) Indemnification by the Holder. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to the Holders, but only with respect to information related to the Holders, or their plan of distribution, furnished in writing by the Holders or any of their managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons to the Company expressly for use in any Registration Statement or prospectus, or any amendment or supplement thereto, or any preliminary prospectus. No Holder shall be required to indemnify any Person pursuant to this Section 4.8(b) for any amount in excess of the net proceeds received by such Holder from the sale of the Registrable Securities sold for the account of such Holder.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 4.8(a) or Section 4.8(b), the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that the Indemnified Party shall have the right to employ one separate counsel to represent the Indemnified Party and its Controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of, and reimbursement of fees for, such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or would reasonably have been a party and indemnity would reasonably have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

(d) Contribution. To the extent any indemnification by an Indemnifying Party is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Section 4.8 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

4.9 No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to any of its securities (including any registration or similar agreement) which is inconsistent with or violates the material rights granted to the Holders in this Agreement.

4.10 Lock-Up Agreements. Each of the Holders agrees that, in connection with any other public offering of Common Stock by the Company, if requested by the underwriter(s), it will enter into customary “lock-up” agreements pursuant to which it will agree not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions), for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s).

4.11 Termination of Registration Rights. The rights granted under this Article IV shall terminate on the termination of the Effectiveness Period; provided, however, that the indemnification provisions set forth in Section 4.8 shall survive such termination.

4.12 Assignment; Binding Effect. The rights and obligations provided in this Article IV (but no other rights under this Agreement) may be assigned in whole or in part by any Holder to any transferee of Registrable Securities (each, a “Permitted Transferee”) without the consent of the Company or any other Holder. Such assignment shall be effective upon receipt by the Company of (a) written notice from the Holder certifying that the transferee is a Permitted Transferee, stating the name and address of the Permitted Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Article IV are being transferred, and (b) a written agreement from the Permitted Transferee to be bound by all of the terms of this Article IV as a “Holder.” Upon receipt of the documents referenced in clauses (a) and (b) of this Section 4.12, the Permitted Transferee shall thereafter be deemed to be a “Holder” for all purposes of this Article IV. Except as set forth in this Section 4.12, the rights and obligations provided in this Article IV may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

ARTICLE V

MISCELLANEOUS

5.1 Further Assurances. Each of the parties hereto agrees that it shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to give effect to the obligations of the parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary or desirable to effectuate this Agreement.

5.2 Counterparts and Copies. This Agreement may be executed in one or more counterpart signature pages (including via email in PDF format or other electronic counterpart signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

5.3 Notices. All notices, demands, requests, consents, certificates and waivers from either party to the other party shall be in writing and sent by United States registered mail, return receipt requested, postage prepaid, or via e-mail, addressed as follows:

(a)	If to the Company: Farmland Partners, Inc. Attn: Legal 4600 S. Syracuse Street, Suite 1450, Denver, Colorado 80237 legal@farmlandpartners.com

(b)

If to the Security Holders:

Forsythe Family Farms, Inc.,

Gerald R. Forsythe,

Forsythe-Fournier Farms, LLC,

Forsythe-Fawcett Farms, LLC,

Forsythe-Bernadette Farms, LLC,

Forsythe Land Company,

Forsythe Family Farms, L.P.,

Forsythe Family Farms II, L.P., and

Forsythe-Breslow Farms, LLC

Attn: Gerald R. Forsythe

1111 Willis Avenue

Wheeling, Illinois 60090

Facsimile (847) 520-7268

gforsythe@newmidwestgroup.com

or to such other address or email address as the party to receive the notice, demand, request, consent, certificate or waiver may hereafter designate in writing to the other.  All notices, demands, requests, consents, certificates and waivers shall be deemed to be given when sent via email, or on the third business day after being deposited in the United States mail as aforesaid, whichever occurs first.

5.4 Governing Law; Judicial Proceedings; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws thereof. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally submits to the exclusive jurisdiction and venue in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree (i) to consent to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof); and (ii) that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 5.4. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN CONNECTION HEREWITH OR THEREWITH. THE PARTIES HERETO HEREBY EXPRESSLY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

5.5 Amendment and Modification; Waiver. This Agreement shall not be amended or modified in any manner except by an instrument in writing executed by each of the parties.  No waiver of any covenant or condition contained in this Agreement or of any breach of any such covenant or condition shall constitute a waiver of any subsequent breach of such covenant or condition by either party, or justify or authorize the nonobservance on any other occasion of the same or any other covenant or condition hereof of either party, nor shall any forbearance by either party to seek a remedy for any breach constitute a waiver with respect to such or any subsequent breach.

5.6 Severability. Each party agrees that it will perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.  If any term or provision of this Agreement shall be found to be wholly illegal, invalid or unenforceable in any jurisdiction, the remainder of this Agreement shall be given full effect as if such provision were stricken.  In the event any term or provision of this Agreement shall be held overbroad in any respect, then such term or provision shall be narrowed, modified or limited by a court only to the extent necessary to make such provision or term enforceable while effectuating the intent of the parties herein expressed.

5.7 Headings and Captions. The headings and captions in this Agreement are for convenience only and are not a part of this Agreement and do not in any way define, limit or describe or amplify the terms and provisions or the scope or intent hereof.

5.8 Entire Agreement; Third Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the other agreements to be delivered in connection with the Transactions (as defined in the Contribution Agreement), including the Contribution Agreement, represent the entire agreement between the parties hereto and supersedes all other prior agreements, understandings, negotiations, oral or written, between the parties concerning the subject matter hereof.  The exhibits and schedules referenced in this Agreement constitute an integral part of this Agreement and are incorporated herein by reference and made a part hereof.  Except as otherwise expressly stated herein, no provision of this Agreement is intended to or shall confer on any person, other than the parties hereto (and the successors and permitted assignees) any right under this Agreement.

5.9  Successors; Assignment.  Except as otherwise provided in this Agreement, the covenants, conditions and agreement contained herein shall bind and insure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  No assignment of any part of this Agreement or any right or obligation hereunder may be made by any party without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void and no force or effect.

5.10        Joint and Several Liability. The Security Holders hereby agree that all covenants, agreements,

liability and obligations under this Agreement are joint and several to the Security Holders, and each Security Holder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Security Holders.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Security Holder’s Agreement as of the date first above written.

SECURITY HOLDERS:	COMPANY:

Forsythe Family Farms, Inc.	Farmland Partners Inc.

By:	By:
Name:	Name:
Title:	Title:

Forsythe-Fournier Farms, LLC

By:
Name:
Title:

Forsythe-Fawcett Farms, LLC

By:
Name:
Title:

Forsythe-Bernadette Farms, LLC

By:
Name:
Title:

Forsythe-Breslow Farms, LLC

By:
Name:
Title:

Gerald R. Forsythe

Forsythe Land Company

By:
Name:
Title:

Forsythe Family Farms, L.P.

By:
Name:
Title:

Forsythe Family Farms II, L.P.

By:
Name:
Title:

EXHIBIT C

SECURITIES LAW REPRESENTATIONS

1.              Representations. In deciding to engage in the Transactions, including the acquisition of the Shares, the Preferred Units and the OP Units, neither the Contributor nor any equity holder thereof is relying upon any representations made to it by the Recipient Parties, or any of their respective partners, officers, employees, or agents that are not contained herein. The Contributor is aware of the risks involved in investing in the Shares, the Preferred Units and the OP Units and in the Common Stock that may be issuable at the REIT’s election upon redemption of such OP Units in accordance with the Partnership Agreement.

2.              No Registration. The Contributor and each equity holder thereof understands that the offer and sale of the Shares, the Preferred Units and the OP Units have not been registered under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”) or any state securities laws, and are instead being offered and sold in reliance on an exemption from such registration requirements and that the REIT’s and the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein.

3.              Investment Intent. The Contributor is acquiring the Shares, the Preferred Units and the OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of such Shares, Preferred Units and OP Units. The Contributor agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (each, a “Transfer”) any of the Shares, the Preferred Units or OP Units, unless (i) the Transfer is pursuant to an effective registration statement under the Act and qualification or other compliance under applicable blue sky or state securities laws, or (ii) counsel for the Contributor (which counsel shall be reasonably acceptable to the REIT) shall have furnished the REIT and the Operating Partnership with an opinion, reasonably satisfactory in form and substance to the REIT and the Operating Partnership, to the effect that no such registration is required because of the availability of an exemption from registration under the Act. The Contributor acknowledges the additional restrictions on Transfer imposed by the REIT Charter and the Partnership Agreement.

4.              Knowledge. The Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by applicable securities laws and as described in this Agreement and the Partnership Agreement. The Contributor is able to bear the economic risk of holding the Shares, the Preferred Units and the OP Units for an indefinite period and is able to afford the complete loss of its investment in the Shares, the Preferred Units and the OP Units; Contributor has received and reviewed all information and documents about or pertaining to the REIT and the Operating Partnership, the business and prospects of the REIT and the Operating Partnership, and the issuance of the Shares, the Preferred Units and the OP Units, as the Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the REIT, the Operating Partnership, the business and prospects of the REIT and the Operating Partnership, the Shares, the Preferred Units and the OP Units, which the Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the Shares, the Preferred Units and the OP Units.

5.              Holding Period; Restrictions. The Contributor acknowledges that it has been advised that: (i) the Shares issued pursuant to this Agreement are “restricted securities” (unless registered in accordance with applicable U.S. securities laws) under applicable federal securities laws and may be disposed of only pursuant to an effective registration statement or an exemption therefrom and the Contributor understands that, except as may be provided in the Security Holder’s Agreement, the REIT has no obligation or intention to register the issuance or the resale of any Shares); accordingly, the Contributor may have to bear indefinitely the economic risks of an investment in the Shares; (ii) a restrictive legend in the form hereafter set forth shall be placed on the Share certificates (if any); and (iii) a notation shall be made in the appropriate records of the transfer agent of the REIT indicating that the Shares are subject to restrictions on transfer and ownership, including those set forth in the REIT Charter.

6.              Value. The Contributor understands that no federal agency (including the Securities and Exchange Commission) or state agency has made or will make any finding or determination as to the fairness of an investment in the Shares, the Preferred Units or the OP Units (including as to the value of the Consideration to Contributor payable in the Shares, the Preferred Units and OP Units in accordance with this Agreement).

7.              Lack of Market for OP Units and Preferred Units. Contributor understands that there is no established public, private or other market for the OP Units or the Preferred Units to be acquired by the Contributor hereunder and it is not anticipated that there will be any public, private or other market for such OP Units or Preferred Units in the foreseeable future.

8.              Legend on Shares of Common Stock. The Contributor acknowledges that shares of Common Stock (including the Shares and shares of Common Stock that may be issuable at the REIT’s election upon redemption of OP Units) shall bear, the following legend, together with any legends required by the REIT Charter:

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR

ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND IN CASE (I) OR (II), UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

9.              Legend on OP Units. Each OP Unit certificate and each Preferred Unit certificate, if any, issued pursuant to this Agreement shall bear the following legend:

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND IN CASE (I) OR (II), UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

THIS CERTIFICATE IS NOT NEGOTIABLE. THE PARTNERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY AND TRANSFERABLE ONLY IN ACCORDANCE WITH (A) THE PROVISIONS OF THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF FARMLAND PARTNERS OPERATING PARTNERSHIP, LP, AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME AND (B) ANY APPLICABLE FEDERAL OR STATE SECURITIES OR BLUE SKY LAWS.

EXHIBIT D

ACCREDITED INVESTOR QUESTIONNAIRE

This Accredited Investor Questionnaire is being furnished to you to determine your status as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.  The undersigned understands that the Farmland Partners Inc. (the “Company”) and Farmland Partners Operating Partnership, LP (the “Operating Partnership”) will rely on the representations provided in this Accredited Investor Questionnaire.

The undersigned hereby represents and warrants that he, she or it is an “accredited investor,” as such term is defined in Rule 501 of Regulation D, based upon the fact that he, she or it meets at least one of the following requirements (check all that apply):

A.                                    ACCREDITED INVESTOR STATUS FOR ENTITIES

(Please check all applicable subparagraphs):

1.	☐

We are either: a bank as defined in Section 3(a)(2) of the Securities Act acting in its individual or fiduciary capacity; a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the Securities Act; a small business investment company licensed by the United States. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; an employee benefit plan within the meaning of Title I of ERISA and (i) the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser, or (ii) the employee benefit plan has total assets over $5,000,000, or (iii) the employee benefit plan is self-directed and its investment decisions are made solely by persons that are accredited investors (within the meaning of Rule 501(a) under the Securities Act); a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, and such plan has assets in excess of $5,000,000.

2.	☐	We are a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

3.	☐

We are an organization described in Section 501(c)(3) of the Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring securities in the Company or the Operating Partnership, with total assets in excess of $5,000,000.

4.	☐

We are a trust with total assets in excess of $5,000,000, that was not formed for the specific purpose of purchasing securities in the Company or the Operating Partnership and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investing in the Company.

5.	☐	We are an entity in which all of the equity owners are accredited investors (within the meaning of Rule 501(a) under the Securities Act).

B.                                    ACCREDITED INVESTOR STATUS FOR INDIVIDUALS

(Please check all applicable subparagraphs):

1.	☐	I am a director or executive officer of the Company.

2.	☐

I am a natural person and have a net worth, either alone or with my spouse, of more than $1,000,000 (excluding the value of my primary residence and any debt secured by my primary residence other than (1) debt secured by my primary residence that exceeds the fair market value of my primary residence, or (2) debt secured by my primary residence that I have borrowed within the past 60 days not for the purpose of purchasing my primary residence).

3.	☐

I am a natural person and had income in excess of $200,000 during each of the previous two years and reasonably expect to have income in excess of $200,000 during the current year, or joint income with my spouse in excess of $300,000 during each of the previous two years and reasonably expect to have joint income in excess of $300,000 during the current year.

[Signature Page Follows]

Signature Page

By signing below, you are representing to the Company and the Operating Partnership that (a) the information you have provided in this Accredited Investor Questionnaire is complete and accurate as of the date set forth below and that the Company and the Operating Partnership may rely on such information and (b) you will notify the Company and the Operating Partnership promptly of any material change in any such information that occurs prior to the closing.

Full Legal Name of Individual or Entity:

Signature of Individual or Authorized Signatory:

Printed Name and Title of Individual or Authorized Signatory:

Date:

EXHIBIT E

BILL OF SALE

This BILL OF SALE (this “Agreement”) is made and entered into as of            , 2016 (the “Effective Date”), by and between Forsythe Family Farms, Inc., Gerald R. Forsythe, Forsythe-Fournier Farms, LLC, Forsythe-Fawcett Farms, LLC, Forsythe-Bernadette Farms, LLC, Forsythe Land Company, Forsythe Family Farms, L.P., Forsythe Family Farms II, L.P., and Forsythe-Breslow Farms, LLC (collectively, the “Contributor”), on the one hand, and each of FPI Illinois I LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership (“FPI Illinois I”), and FPI Illinois II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership (“FPI Illinois II” and collectively, with FPI Illinois I, the “Recipient”), on the other hand.

1. Assignment of Certain Property. Effective as of the date hereof, and subject to the terms set forth in that certain Contribution Agreement, dated as of             , 2015 (the “Contribution Agreement”), by and among the Recipient and the Contributor, Farmland Partners Inc., a Maryland corporation, and Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), Contributor hereby sells, transfers, conveys, assigns and delivers to the Recipient (free and clear of all Liens) all of Contributor’s right, title and interest in, to and under, and Recipient hereby accepts from the Contributor all of the Contributor’s right, title and interest to and under all pivots, electric irrigation motors, pumps, gearheads, submersible pumps, generators, underground pipes and other related irrigation equipment, crops and rights relating thereto.

2. Miscellaneous.

(a)         Entire Agreement.  This Agreement, the Contribution Agreement (including the exhibits and schedules thereto) and the other agreements to be delivered in connection with the Transactions represent the entire agreement between the parties hereto and supersedes all other prior agreements, understandings, negotiations, oral or written, between the parties concerning the subject matter hereof.

(b)         Amendment.  This Agreement shall not be amended or modified in any manner except by an instrument in writing executed by each of the parties.

(c)          No Third Party Beneficiaries.  Except as otherwise expressly stated herein, no provision of this Agreement is intended to or shall confer on any person, other than the parties hereto (and the successors and permitted assignees) any right under this Agreement.

(d)         Counterparts and Copies.  This Agreement may be executed in one or more counterpart signature pages (including via email in PDF format or other electronic counterpart signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

RECIPIENT:	CONTRIBUTOR:

[RECIPIENT ENTITY]	[CONTRIBUTOR NAME]

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT F

FIRPTA CERTIFICATE

CERTIFICATE OF NON-FOREIGN STATUS
PURSUANT TO SECTION 1.1445-2(b)(2) OF THE TREASURY REGULATIONS

Pursuant to that certain Contribution Agreement (the “Contribution Agreement”), dated [•], 2015, by and among Forsythe Family Farms, Inc., Gerald R. Forsythe, Forsythe-Fournier Farms, LLC, Forsythe-Fawcett Farms, LLC, Forsythe-Bernadette Farms, LLC, Forsythe Land Company, Forsythe Family Farms, L.P., Forsythe Family Farms II, L.P., and Forsythe-Breslow Farms, LLC (collectively, the “Transferor”), on the one hand, and Farmland Partners Inc., a Maryland corporation, Farmland Partners Operating Partnership, LP, a Delaware limited partnership, and [FPI SUBSIDIARY], a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership (the “Transferee”), on the other hand, Transferor will sell and transfer to Transferee (a) approximately 22,332 acres (plus or minus 100 acres), in Edgar, Clark, Coles, Crawford, Douglas, Vermilion and Cumberland counties, all of which are in Illinois, and as are more particularly described in the Contribution Agreement, and (b) all Additional Interests with respect to such Real Estate. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contribution Agreement.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a “U.S. real property interest” (as that term is defined in Section 897(c)(1) of the Code and Section 1.897-1(c) of the Treasury Regulations) must withhold U.S. tax if the transferor is a foreign person.  For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the Transferee that withholding tax is not required upon the disposition of a U.S. real property interest by [•], the undersigned hereby certifies the following [on behalf of [•]] [on behalf of himself/herself]:

1.                                      [•] is not a foreign corporation, foreign partnership, foreign trust, foreign estate or a nonresident alien individual (as those terms are defined in the Code and Treasury Regulations);

2.                                      [•]is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations;

3.                                      [[•]’s U.S. employer identification number] [[•]’s social security number] is                 ; and

3.                                      [[•]’s office address] [[•]’s home address is]                                                          .

[•] understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete [, and I further declare that I have authority to sign this document on behalf of [•]].

[NAME OF TRANSFEROR]

Dated: , 2016
By:
Name:
Title:

EXHIBIT G

OP AGREEMENT AMENDMENT

AMENDMENT NO. 1
TO SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF FARMLAND PARTNERS OPERATING PARTNERSHIP, LP

This Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Farmland Partners Operating Partnership, LP (this “Amendment”) is made as of [    ], 2016 by Farmland Partners OP GP, LLC, a Delaware limited liability company (the “General Partner”), as sole general partner of Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in the Second Amended and Restated Agreement of Limited Partnership of Farmland Partners Operating Partnership, LP,  dated as of April 16, 2014 (the “Partnership Agreement”), for the purpose of designating the rights and preferences of Series A Preferred Partnership Units (as defined below) and issuing additional Partnership Units in the form of Preferred Partnership Units (as defined below).  Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, Farmland Partners Inc., a Maryland corporation (the “Parent”), is the sole and managing member of the General Partner;

WHEREAS, the Parent, the Partnership, FPI Illinois I LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, and FPI Illinois II LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, on the one hand, and Forsythe Family Farms, Inc., Gerald R. Forsythe, Forsythe-Fournier Farms, LLC, Forsythe-Fawcett Farms, LLC, Forsythe-Bernadette Farms, LLC, Forsythe Land Company, Forsythe Family Farms, L.P., Forsythe Family Farms II, L.P., and Forsythe-Breslow Farms, LLC (collectively, the “Contributor Parties”), on the other hand, have entered into that certain Contribution Agreement, dated as of [•], 2015 (the “Contribution Agreement”), providing for, among other things, the Contributor Parties’ contribution of certain property, rights and assets to the Partnership and the Partnership’s issuance of Class A Units and Series A Preferred Partnership Units (as defined below) and admission of the Contributor Parties as limited partners of the Partnership; and

WHEREAS, pursuant to the Contribution Agreement, the General Partner desires to amend the Partnership Agreement to create additional Partnership Units in the form of Series A Preferred Partnership Units.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Partnership Agreement hereby is amended as follows:

1.             Article I of the Partnership Agreement is hereby amended to add the following definitions:

“Common Partnership Interest” shall mean an ownership interest in the Partnership, other than a Preferred Partnership Interest, and includes any and all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement or the Act, together with all obligations of such person to comply with the terms and provisions of this Agreement and the Act.

“Common Partnership Unit” shall mean a fractional, undivided share of the Common Partnership Interests of all Partners issued hereunder.

“Preferred Partnership Interest” shall mean an ownership interest in the Partnership evidenced by a designated series of Preferred Partnership Units, having a preference in payment of distributions or upon liquidation as determined by the General Partner for such series of Preferred Partnership Units and as set forth in an amendment to this Agreement, and includes all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement or the Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement and the Act.

“Preferred Partnership Unit” shall mean a fractional, undivided share of Preferred Partnership Interests of all Partners in the specified series issued hereunder.

“Series A Preferred Partnership Interest” shall mean an ownership interest in the Partnership evidenced by the Series A Preferred Partnership Units, having a preference in payment of distributions and upon liquidation as set forth in this Agreement.

“Series A Preferred Partnership Unit” shall mean a fractional, undivided share of the Series A Preferred Partnership Interests of all Partners issued under the Partnership Agreement.

2.             In accordance with Section 4.2 of the Partnership Agreement, set forth in Exhibit H hereto are the terms and conditions of the Series A Preferred Partnership Units, which are hereby established and issued to the Contributor Parties in consideration of their contribution to the Partnership of certain property, rights and assets. The Partnership Agreement hereby is amended to incorporate such Exhibit H as Exhibit H thereto.

3.             Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

4.             This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles or rules governing conflicts of law.

5.             If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered on its behalf as of the date first set forth above.

GENERAL PARTNER:

FARMLAND PARTNERS OP GP, LLC,
as sole general partner of Farmland Partners Operating Partnership, LP

By:
Name:
Title:

Signature Page to Amendment No. 1 to the Second Amended and Restated Agreement of

Limited Partnership of Farmland Partners Realty Operating Partnership, LP

EXHIBIT H

DESIGNATION OF TERMS AND CONDITIONS OF SERIES A PREFERRED
PARTNERSHIP UNITS

(1)           Designation and Number. A series of Preferred Partnership Units, designated as Series A Preferred Partnership Units, hereby is established. The number of Series A Preferred Partnership Units shall be 117,000.

(2)           Ranking. The Series A Preferred Partnership Units will, with respect to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, rank: (a) senior to Common Partnership Units and any other Partnership Units now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, junior to such Series A Preferred Partnership Units (collectively, with the Common Partnership Units, “Junior Units”); (b) on parity with any other Partnership Units hereafter issued and outstanding, the terms of which specifically provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, on a parity with such Series A Preferred Partnership Units (“Parity Units”); and (c) junior to all Partnership Units hereafter issued and outstanding that are properly approved pursuant to Section 8(b) hereof, the terms of which specifically provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, senior to the Series A Preferred Partnership Units (“Senior Units”).

(3)           Distributions.

(a)           Subject to the preferential rights of the holders of any Senior Units, the holders of the then outstanding Series A Preferred Partnership Units shall be entitled to receive, when, as and if authorized by the General Partner, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 3.00% per annum of the $1,000.00 per Series A Preferred Partnership Unit liquidation preference (equivalent to a fixed annual amount of $30.00 per Series A Preferred Partnership Unit) (the “Liquidation Preference”); provided the General Partner shall authorize and pay to each holder of Series A Preferred Partnership Units, out of funds legally available for the payment of distributions, an amount equal to at least the Required Tax Distribution (as defined below) of such holder for the calendar year, which, for the avoidance of doubt, shall be payable on the applicable Distribution Payment Date following such year, shall be treated as a distribution of the cumulative preferential cash distributions to which such holder is entitled hereunder and shall not, in any event, exceed 3.00% of the Liquidation Preference for such year.  Such distributions shall be cumulative and accrue from (but not including) the first date on which such Series A Preferred Partnership Units are issued (the “Initial Issue Date”), and shall be payable annually in arrears on January 15 of each year, or if not a Business Day, the next succeeding Business

Day (each, a “Distribution Payment Date”); provided, however, that no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day.  Any distribution payable on the Series A Preferred Partnership Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Distributions shall be paid to holders of record of Series A Preferred Partnership Units at the close of business on January 1 of the applicable year in which the applicable Distribution Payment Date occurs.  For purposes of this Section 3, the “Required Tax Distribution” for a calendar year and a holder of Series A Preferred Partnership Units means an amount equal to the excess of (i) forty-five percent (45%) of the Net Income allocated to such holder pursuant to Section 6.1.A(5) of the Partnership Agreement for such year with respect to its Series A Preferred Partnership Units (excluding Net Income allocated to such holder to charge back Net Losses previously allocated to such holder) over (ii) the amount of distributions otherwise authorized and paid by the Partnership to such holder with respect to such Series A Preferred Partnership Units for such year.

(b)           No distributions on the Series A Preferred Partnership Units shall be authorized by the General Partner or paid or set apart for payment by the General Partner at such time as the terms and provisions of any agreement of the Parent or the Partnership, including any agreement relating to indebtedness of the Parent or the Partnership, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c)           Notwithstanding the foregoing, distributions on the Series A Preferred Partnership Units shall accumulate whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.  Unpaid distributions on the Series A Preferred Partnership Units will accumulate as of the Distribution Payment Date on which they first become payable.

(d)           Except as set forth in Section 3(e) hereof, unless full cumulative distributions on the Series A Preferred Partnership Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in Junior Units) shall be declared and paid or set apart for payment nor shall any other distribution be declared and made upon any Junior Units.  Notwithstanding the foregoing, the Partnership shall not be prohibited from declaring or paying or setting apart for payment any distribution on any Parity Units or Junior Units if such declaration, payment or setting apart for payment is necessary to maintain the Parent’s qualification as a REIT.

(e)           When distributions upon Series A Preferred Partnership Units and any Parity Units are not paid in full (or a sum sufficient for such full payment is not so set apart), all distributions authorized upon Series A Preferred Partnership Units and any Parity Units shall be authorized pro rata so that the amount of distributions declared per Series A Preferred Partnership Unit and such other Parity Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Partnership Unit and such other Parity Units (which shall not include any accrual in respect of unpaid distributions for prior dividend periods if such Parity Units do not have a cumulative distribution) bear to each other.

(f)            Holders of Series A Preferred Partnership Units shall not be entitled to any distribution, whether payable in cash, property or partnership units, in excess of full cumulative distributions on the Series A Preferred Partnership Units as provided above.  Any distribution made on Series A Preferred Partnership Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution or payments on Series A Preferred Partnership Units which may be in arrears.

(4)           Liquidation Preference.

(a)           Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, following any required distribution with respect to any Senior Units properly approved pursuant to Section 8(b) hereof, but prior to and in preference to any distribution being made to holders of Common Partnership Units and any other Junior Units, each holder of Series A Preferred Partnership Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution, a distribution pursuant to Section 13.2.A(4) of the Partnership Agreement, for each Series A Preferred Partnership Unit, in an amount equal to (i) the Liquidation Preference, plus (ii) an amount equal to all distributions accumulated and unpaid thereon to (but not including) the date of such cash distribution.

(b)           In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Partnership are insufficient to pay all amounts required to be paid to the holders of Series A Preferred Partnership Units and any Parity Units, then all of the assets legally available for distribution to the holders of Series A Preferred Partnership Units and any Parity Units shall be distributed among and paid to the holders of Series A Preferred Partnership Units and any Parity Units, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.  After payment of the full amount of liquidating distributions to which they are entitled, the holders of Series A Preferred Partnership Units will have no right or claim to any of the remaining assets of the Partnership.

(c)           For purposes of this Section 4, the merger or consolidation, unit exchange, sale of all or substantially all of the assets of the Partnership or any other similar reorganization or change of control transaction involving the Partnership shall not be deemed to be a liquidation, dissolution or winding up of the Partnership.

(5)           Series A Preferred Partnership Unit Holder Conversion Right.  On or after [•, 202[] [NTD: 10TH ANNIVERSARY OF INITIAL ISSUANCE] (the “Series A Preferred Unit Conversion Right Date”), each holder of Series A Preferred Partnership Units shall (without action by or approval of the General Partner, the Partnership, the holders of the Series A Preferred Partnership Units or any other Person) be entitled to convert any Series A Preferred Unit held by it (such right to convert, the “Series A Preferred Conversion Right”) into a number of Class A Units as is determined by dividing (x) the Liquidation Preference, plus all accumulated and unpaid distributions to, but not including, the applicable Series A Preferred Unit Conversion Date (as defined below), by (y) the VWAP of the Parent’s common stock, $0.01 par value per share (the “Common Stock”), over the twenty (20) trading days immediately preceding the Series A Preferred Unit Conversion Date.  The applicable holder of Series A Preferred Partnership Units may exercise the Series A Preferred Conversion Right pursuant to this Section 5, as described in the immediately preceding sentence, by delivering notice to the General Partner (each, a “Conversion Election Notice”), which notice shall state: (i) that such holder intends to convert its Series A Preferred Partnership Units in accordance with this Section 5; (ii) the number of Series A Preferred Partnership Units to be converted; and (iii) the place or places where the certificates (if any) evidencing the Series A Preferred Partnership Units are to be surrendered.  Following the delivery by the applicable holder of a Series A Preferred Partnership Unit of the Conversion Election Notice, each Series A Preferred Partnership Unit described in the Conversion Election Notice shall convert into the number of Class A Units into which such Series A Preferred Partnership Unit is entitled to receive pursuant to the first sentence of this Section 5  on the first Business Day immediately following the receipt of the Conversion Election Notice by the General Partner (such conversion date, the “Series A Preferred Unit Conversion Date”).  No fractional Class A Units will be issued in connection with the conversion of Series A Preferred Partnership Units into Class A Units, and the number of Class A Units to be issued upon conversion shall be rounded down to the nearest whole unit.  From and after the applicable Series A Preferred Unit Conversion Date with respect to any Series A Preferred Partnership Units, such Series A Preferred Partnership Units shall no longer be outstanding and all rights hereunder with respect to such Series A Preferred Partnership Units shall cease.  For purposes of this Section 5, “VWAP” shall mean the dollar volume-weighted average price for such security on the New York Stock Exchange or any successor thereto or any other stock market on which the Common Stock is then listed (the “Exchange”) during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Exchange publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Exchange publicly announces is the official close of trading), as reported by Bloomberg Financial L.P. through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg Financial L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg Financial L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (or any successor thereto).

(6)           Termination Transaction.  In the case of a Termination Transaction occurring prior to the applicable Series A Preferred Unit Conversion Date with respect to any Series A Preferred Partnership Units, then, at the effective time of such Termination Transaction, each Series A Preferred Partnership Unit shall be converted into a right to receive the kind and amount of securities or other property or assets (including cash or any combination thereof) that a holder of Series A Preferred Partnership Units would have received in respect of Class A Units issuable upon conversion of such Series A Preferred Partnership Units immediately prior to such Termination Transaction, as determined in accordance with Section 5 hereof (assuming that such conversion had taken place immediately prior to the consummation of the Termination Transaction) (such consideration, the “Termination Conversion Consideration”); provided, however, that, in the event that the Consent of the Outside Limited Partners is required to be obtained pursuant to Section 11.2B(i) of the Partnership Agreement with respect to any applicable Termination Transaction, then each holder of the Series A Preferred Partnership Units shall have the right to elect, in lieu of receipt of the Termination Conversion Consideration, effective immediately prior to the consummation of the Termination Transaction, that each Series A Preferred Partnership Unit held by it shall be converted into the right to receive the kind and amount of securities or other property or assets (including cash or any combination thereof) that a holder of Series A Preferred Partnership Units would have received in respect of the number of Shares held by such holder if, immediately prior to the consummation of the Termination Transaction, the holder had (i) received the number of Class A Units issuable upon conversion of such Series A Preferred Partnership Unit, as determined in accordance with Section 5 hereof (assuming that such conversion had taken place immediately prior to the consummation of the Termination Transaction), and (ii) redeemed the Class A Units received pursuant to clause (i) of this Section 6 into for a number of Shares issuable upon redemption of such Class A Units in accordance with Section 8.6 of the Partnership Agreement (assuming that such redemption had taken place immediately prior to the consummation of the Termination Transaction).

(7)           Redemption.

(a)           By the Holders.

(i)            Notwithstanding anything in the Partnership Agreement to the contrary, but subject to Section 6 hereof, holders of Series A Preferred Partnership Units shall not be permitted to tender their Series A Preferred Partnership Units for redemption by the Partnership in accordance with Section 8.6 the Partnership Agreement; provided, however, that any Class A Units received as a result of a conversion of Series A Preferred Partnership Units into Class A Units pursuant to Sections 5 or 6 hereof shall thereafter be subject to Section 8.6 of the Partnership Agreement to the same extent as any other Class A Unit of the Partnership then outstanding; provided further, that for the avoidance of doubt, but subject to the provisions of Section 7(a)(ii) hereof, any Class A Units received as a result of a conversion of Series A Preferred Partnership Units into Class A Units shall be eligible to be tendered for redemption by the holders thereof on or after the Series A Preferred Unit Conversion Right Date.  From and after the applicable Series A Preferred Unit Conversion Date, the Series A Preferred Partnership Units shall no longer be outstanding and all rights hereunder with respect to such Series A Preferred Partnership Units shall cease.

(ii)           Notwithstanding anything herein or in the Partnership Agreement to the contrary, unless the Parent’s stockholders vote to approve the issuance of shares in excess of the Share Cap (as defined below) in accordance with Section 312 of the Exchange listed company manual (“Stockholder Approval”), the maximum number of Shares that Redeemable Units Holder shall be entitled to receive upon redemption of any Class A Units held by it (including any Class A Units issued upon the conversion of the Series A Preferred Partnership Units held by it) shall be 2,394,913, which, together with any Shares issued on the date of closing of the transactions under the Purchase Agreement to the Contributor thereunder, shall in no event be greater than 19.99% of the sum of the total outstanding Shares and outstanding Class A Units as of date of the Purchase Agreement (the “Share Cap”).  In the event that any Redeemable Units Holder seeks to redeem a number of OP Units that, together with any Shares issued on the date of closing of the transactions under the Purchase Agreement to the Contributor thereunder, would exceed the Share Cap (such Class A Units, the “Excess Units”) prior to the time that Parent has obtained Stockholder Approval, any redemption of the Excess Units by the Partnership or Parent will only be made for cash; provided, however, that, if the Partnership and Parent do not have access to cash sufficient to redeem such Excess Units upon the Redeemable Units Holder’s request for redemption, the Parent shall have 4 months from the date the notice of redemption is received by the Partnership to either (x) satisfy such Redeemable Units Holder’s redemption request for cash, or (y) seek Stockholder Approval.  For purposes of this Section 7(a)(ii), “Redeemable Units Holder” means (A) each holder of Series A Preferred Partnership Units, (B) each affiliate of such person described in clause (A) of this definition, and (C) each other person that, following any transfer (in accordance with Article XI of the Partnership Agreement) by a person described in clause (A) of this definition or any subsequent transferee, holds (1) Series A Preferred Partnership Units, or (2) Class A Units received following conversion of any Series A Preferred Partnership Units.

(b)           By the Partnership.  On and after [       , 202 ] [NTD: FIVE-YEAR ANNIVERSARY OF CLOSING], prior to the Series A Preferred Unit Conversion Right Date, the Partnership shall have the right, at its option, at any time or from time to time, upon not less than 30 days’ written notice, to redeem the Series A Preferred Partnership Units, in whole or in part, for cash in an amount per unit equal to the Liquidation Preference, plus all distributions accumulated and unpaid thereon to, but not including, the date of redemption (the “Redemption Price”).

(c)           Procedures for Redemption by Partnership.  The Partnership may exercise its option pursuant to Section 7(b) hereof by delivering notice of such exercise to each holder of Series A Preferred Partnership Units in accordance with Section 15.1 of the Partnership Agreement, which notice shall state: (i) the date of redemption, which shall be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent; (ii) the Redemption Price; (iii) the number of Series A Preferred Partnership Units to be redeemed and, if fewer than all of the Series A Preferred Partnership Units held by such holder are to be redeemed, the number or percentage of such Series A Preferred Partnership Units to be redeemed from such holder; (iv) the place or places where the certificates (if any) evidencing the Series A Preferred Partnership Units are to be surrendered for payment of the Redemption Price and any other documents required in connection with the redemption; and (v) that the distributions on such Series A Preferred Partnership Units to be redeemed will cease to accrue on the date of redemption except as otherwise provided herein.  A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Partnership Units except as to the holder to whom notice was defective or not given.  If fewer than all of the outstanding Series A Preferred Partnership Units are to be redeemed, the units to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional units).  From and after the date of redemption, any Series A Preferred Partnership Units redeemed pursuant to this Section shall no longer be outstanding and all rights hereunder with respect to such Series A Preferred Partnership Units shall cease.

(8)           Voting Rights.

(a)           Notwithstanding any other provision of the Partnership Agreement, including, without limitation, Section 11.2 and Article XIV thereof, the holders of Series A Preferred Partnership Units shall have no voting rights, except as required by applicable law and as set forth in Section 8(b) hereof.

(b)           So long as Series A Preferred Partnership Units remain outstanding, neither the General Partner nor the Limited Partners may, without the vote or consent of the Limited Partners holding more than fifty percent (50%) of all Series A Preferred Partnership Units then outstanding: (i) issue any Senior Units; (ii) issue any additional Series A Preferred Partnership Units; or (iii) amend the Partnership Agreement (including this Exhibit H) in any manner that materially and adversely affects the rights or benefits of

Series A Preferred Partnership Units, except for any amendment that affects all holders of Class A Units and does not disproportionately and adversely affect holders of Series A Preferred Partnership Units; provided, however, that the creation or issuance of Parity Units or Junior Units and any increase in the amount of authorized Parity Units (other than any issuance of additional Series A Preferred Partnership Units) or Junior Units shall not require the vote or consent of the holders of Series A Preferred Partnership Units and shall not be deemed to adversely affect the rights or benefits of Series A Preferred Partnership Units.

(9)           Allocations for Capital Account Purposes.  The Partnership’s Net Income, Net Loss and items of income, gain, loss, deduction and credit shall be allocated to the holders of Series A Preferred Partnership Units in accordance with the Partnership Agreement, including Article VI of the Partnership Agreement; it being understood and agreed that in effecting the allocation provisions of the Partnership Agreement, the Series A Preferred Partnership Units shall be deemed to constitute Partnership Interests that are entitled to a preference upon liquidation and a preference in distribution for purposes of Section 6.1.A(4) and Section 6.1.A(5) of the Partnership Agreement, respectively.  Accordingly, until additional classes of Partnership Interests, if any, are established pursuant to the terms of the Partnership Agreement:

(a)           pursuant to Section 6.1.A(4) of the Partnership Agreement, Net Income shall be allocated to each holder of Series A Preferred Partnership Units, until the cumulative Net Income allocated under Section 6.1.A(4) of the Partnership Agreement to such holder equals the cumulative Net Losses allocated to such holder under Section 6.1.B(3) of the Partnership Agreement with respect to its Series A Preferred Partnership Units, pro rata in proportion to the amounts to be allocated pursuant to Section 6.1.A(4) of the Partnership Agreement;

(b)           pursuant to Section 6.1.A(5) of the Partnership Agreement, Net Income shall be allocated to each holder of Series A Preferred Partnership Units,  until the cumulative allocations made under Section 6.1.A(5) of the Partnership Agreement to such holder equals the cumulative amount of distributions payable (whether or not authorized or paid) pursuant to Section 3 with respect to such holder’s Series A Preferred Partnership Units, pro rata in proportion to the amounts to be allocated pursuant to Section 6.1.A(5) of the Partnership Agreement;

(c)           pursuant to Section 6.1.A(6) of the Partnership Agreement, no Net Income shall be allocated to the holders of Series A Preferred Partnership Units; and

(d)           pursuant to Section 6.1.B(3) of the Partnership Agreement, Net Losses shall be allocated to the holders of Series A Preferred Partnership Units, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made; provided, however, that Net Losses shall not be allocated to any such holders pursuant to Section 6.1.B(3) of the Partnership Agreement to the extent that such allocation would cause such holder to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case by not including in the holder’s Adjusted Capital Accounts any amount that the holder is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3 of the Partnership Agreement) at the end of such taxable year (or portion thereof).

Notwithstanding any provision in the Partnership Agreement to the contrary, in allocating Net Income pursuant to Section 6.1 of the Partnership Agreement and taxable income and gain pursuant to Section 2 of Exhibit C of the Partnership Agreement, the General Partner shall be entitled, in its discretion, to make such allocations in such a manner so as to cause, to the greatest extent possible, allocations of Net Income (and items thereof) to the holders of Series A Preferred Partnership Units pursuant to Section 6.1.B(5) to be matched with allocations, for income tax purposes, of taxable ordinary income of the Partnership.

EXHIBIT H

FORM OF WARRANTY DEED

PREPARED BY:

MAIL RECORDED DEED TO:

WARRANTY DEED

THE GRANTOR(S),                                       , of                   ,                County, State of                 , for and in consideration of Ten Dollars ($10.00) and other good and valuable considerations, in hand paid, CONVEY(S) AND WARRANT(S) to                                  , of                          ,               County, State of                 , all right, title, and interest in the following described real estate situated in the County of         , State of Illinois, to wit:

Legal Description:

Permanent Index Number(s):
Property Address:

Subject, however, to the general taxes for the year of          and thereafter, and all covenants, restrictions, and conditions of record, applicable zoning laws, ordinances, and other governmental regulations.

Dated this	day of	,

STATE OF	)
	)	SS.
COUNTY OF	)

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, do hereby certify that                        , personally known to me to be the same person(s) whose name(s) is/are subscribed to the foregoing instrument, appeared before me this day in person, and acknowledged that he/she/they signed, sealed and delivered the said instrument, as his/her/their free and voluntary act, for the uses and purposes therein set forth.

Given under my hand and notarial seal, this	day of	,

Notary Public
My commission expires:

Exempt under the provisions of paragraph